SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Level Brands, Inc.
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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
____________________

TO BE HELD ON APRIL 19, 2019

We will hold the 2019 annual meeting of shareholders of Level Brands, Inc. on Friday, April 19, 2019 at 4521 Sharon Road, Suite 450, Charlotte, NC 28211 beginning at 1:00 p.m. local time. At the annual meeting you will be asked to vote on the following matters:

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the election of nine directors;

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the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm;

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to approve the possible issuance (the “Stock Issuances”) up to an aggregate of 30,500,000 shares of our common stock pursuant to rights granted as consideration for the mergers which closed on December 20, 2018 (the “Transaction”) pursuant to the terms of the Agreement and Plan and Merger dated December 3, 2018 (the “Merger Agreement”) by and among Level Brands, Inc., its wholly-owned subsidiaries AcqCo LLC and cbdMD LLC, and Cure Based Development, LLC (“Cure Based Development”);

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to approve an amendment to our articles of incorporation to change the name of our company to “cbdMD, Inc.” (the “   Name Change”); and

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to approve an amendment to the 2015 Equity Compensation Plan to increase the number of shares available for issuance under the plan (the “2015 Plan Amendment”); and

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any other business as my properly come before the meeting.

The board of directors has fixed the close of business on March 18, 2019 as the record date for determining the shareholders that are entitled to notice of and to vote at the 2019 annual meeting and any adjournments thereof.

All shareholders are invited to attend the annual meeting in person. Your vote is important regardless of the number of shares you own. Please vote your shares by proxy over the Internet or by mail, by telephone or by facsimile.

By order of the board of directors

Charlotte, NC
March _____, 2019	Martin A. Sumichrast
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 19, 2019: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, are available free of charge on our website www.levelbrands.com and through the SEC’s website www.sec.gov.

LEVEL BRANDS, INC.

PROXY STATEMENT

2019 ANNUAL MEETING OF SHAREHOLDERS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1.A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 as filed with the Securities and Exchange Commission on December 12, 2018 (the “2018 10-K”).

Unless the context otherwise indicates, when used in this proxy statement, the terms "Level Brands,” “we,” “us, “our” and similar terms refer to Level Brands, Inc., a North Carolina corporation, and our subsidiaries. In addition, "fiscal 2017" refers to the year ended September 30, 2017, "fiscal 2018" refers to the year ended September 30, 2018, and “fiscal 2019” refers to the year ending September 30, 2019.

Shareholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
2019 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The accompanying proxy is solicited by the board of directors of Level Brands, Inc. for use at our 2019 annual meeting of shareholders to be held on Friday, April 19, 2019 at 1:00 p.m., or any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of 2019 annual meeting of shareholders. The date of this proxy statement is March ___, 2019, the approximate date on which this proxy statement and the enclosed proxy were first sent or made available to our shareholders.

This proxy statement and the accompanying proxy card are being mailed to owners of shares of our common stock in connection with the solicitation of proxies by the board of directors for the 2019 annual meeting of shareholders. This proxy procedure is necessary to permit all common shareholders, many of whom live throughout the United States and are unable to attend the 2019 annual meeting in person, to vote. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.

Electronic access. To access our proxy statement and 2018 10-K electronically, please visit our corporate website at www.levelbrands.com. The information which appears on our website is not part of this proxy statement.

Voting securities. Only our common shareholders of record as of the close of business on March 18, 2019, the record date for the 2019 annual meeting, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 10,170,356 shares of our common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the 2019 annual meeting. Each holder of record as of that date is entitled to one vote for each share held. In accordance with our bylaws, the presence of at least 33 1/3% of the voting power, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum which is required in order to hold 2019 annual meeting and conduct business. Presence may be in person or by proxy. You will be considered part of the quorum if you voted on the Internet, by telephone, by facsimile or by properly submitting a proxy card or voting instruction form by mail, or if you are present and vote at the 2019 annual meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker non-votes. If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the 2019 annual meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required. Your broker, bank or other nominee does not have discretionary authority to vote on the election of the directors (proposal 1), to approve the Stock Issuances (proposal 3), to approve the Name Change (proposal 4) or to approve the 2015 Plan Amendment (proposal 5) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. Your broker, bank or other nominee does have discretionary voting authority to vote your shares on the ratification of Cherry Bekaert LLP as our independent registered public accounting firm (proposal 2) even if the broker, bank or other nominee does not receive voting instructions from you. In any event, it is particularly important that you instruct your broker as to how you wish to vote your shares.

Voting of proxies. All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a shareholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted by the individuals named on the proxy card as recommended by the board of directors. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. A shareholder wanting to vote in person at the 2019 annual meeting and holding shares of our common stock in street name must obtain a proxy card from his or her broker and bring that proxy card to the 2019 annual meeting, together with a copy of a brokerage statement reflecting such share ownership as of the record date.

Vote required. The nine nominees receiving the greatest numbers of votes at the meeting, assuming a quorum is present, will be elected to the nine director positions to serve until their terms expire or until their successors have been duly elected and qualified. Because directors are elected by plurality, abstentions from voting and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. Assuming a quorum is present, each of proposal 2, proposal 3, proposal 4 and proposal 5 must be approved by the affirmative vote of a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote. Abstentions will be counted in tabulations of the votes cast on each such proposal and will have the same effect as a vote against the proposal, whereas broker non-votes will be excluded from the vote and will have no effect on the outcome.

Board of directors recommendations. The board of directors recommends a vote FOR proposals 1, 2, 3, 4 and 5.

Attendance at the meeting. You are invited to attend the annual meeting only if you were a Level Brands shareholder or joint holder as of the close of business on March 18, 2019, the record date, or if you hold a valid proxy for the 2019 annual meeting. In addition, if you are a shareholder of record (owning shares in your own name), your name will be verified against the list of registered shareholders on the record date prior to your being admitted to the annual meeting. If you are not a shareholder of record but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the record date, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee. The meeting will begin at 1:00 p.m. local time. Check-in will begin at 12:30 p.m. local time.

Communications with our board of directors. You may contact any of our directors by writing to them c/o Level Brands, Inc., 4521 Sharon Road, Suite 450, Charlotte, NC 28211. Each communication should specify the applicable director or directors to be contacted as well as the general topic of the communication. We may initially receive and process communications before forwarding them to the applicable director. We generally will not forward to the directors a shareholder communication that is determined to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about Level Brands. Concerns about accounting or auditing matters or communications intended for non-management directors should be sent to the attention of the Chairman of the Audit Committee at the address above. Our directors may at any time review a log of all correspondence received by Level Brands that is addressed to the independent members of the board and request copies of any such correspondence.

Who can help answer your questions? If you have additional questions after reading this proxy statement, you may seek answers to your questions by writing, calling or emailing:

Mark S. Elliott
Chief Financial Officer and
Chief Operating Officer
Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211
Telephone: (704) 362-6345 (direct)
email:mark@levelbrands.com

SUMMARY OF THE TRANSACTION

Why are Level Brands’ shareholders being asked to vote on proposal 3? (see page 8)

Our shareholders are not being asked to approve the Transaction. The Transaction closed on December 20, 2018 and the historic operations of Cure Based Development are now those of our wholly-owned subsidiary, cbdMD LLC. While our shareholders were not required to approve the Transaction under North Carolina law, because our common stock is listed on the NYSE American pursuant to Rule 712 of the NYSE American Company Guide, our shareholders are required to approve the issuance of the First Tranche Shares, the Second Tranche Shares and, if the revenue tests are met, the Earnout Shares. Proposal 3 seeks shareholder approval for the Stock Issuances pursuant to the contractual rights tendered to the Cure Based Development members under the terms of the Merger Agreement as consideration for the Mergers. If proposal 3 is not approved at our 2019 annual meeting, we are required to seek shareholder approval of the proposal at additional special meetings of our shareholders, to be held at least every six months, until such time as shareholder approval is obtained. Until shareholder approval is obtained, we are not obligated to issue any of these securities under the rights granted to the Cure Based Development members as consideration for the Mergers under the terms of the Merger Agreement, and those members will continue to hold the contractual rights to the securities pursuant to the terms of the Merger Agreement.

The Transaction (see page 9)

On December 3, 2018 we and our newly organized wholly-owned subsidiaries AcqCo, LLC and cbdMD LLC, entered into the Merger Agreement with Cure Based Development. The Merger Agreement provided that, upon the terms and subject to the conditions set forth therein, AcqCo LLC would merge with and into Cure Based Development with the Cure Based Development as the surviving entity (the “First Merger”), and immediately thereafter Cure Based Development would merge with and into cbdMD LLC with cbdMD LLC as the surviving entity (the “Second Merger” and collectively with the First Merger, the “Mergers”). Upon consummation of the Mergers, cbdMD LLC would continue as a wholly-owned subsidiary of Level Brands and continue the operations of Cure Based Development pre-closing. In addition to customary and other conditions to closing, the closing of the Mergers was subject to the approval by the President of the United States of the Agricultural and Nutrition Act of 2018, commonly known as the Farm Bill, or such other titled Federal legislation, which, when approved, contains a permanent declassification of cannabidiol (CBD) as a controlled substance under Federal law.

On December 20, 2018 (the “Closing Date”), immediately following the approval by the President of the United States of the Farm Bill, the closing of the Mergers occurred.

Upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date the members of Cure Based Development received contractual rights to receive 15,250,000 shares of our common stock, representing approximately 60% of our outstanding common stock following such issuance, as the merger consideration, issuable as follows:

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as promptly as practicable following receipt of approval by our shareholders for the possible issuance of in excess of 19.99% of our presently outstanding common stock in accordance with the rules of the NYSE American, the members of Cure Based Development will be issued an aggregate of 6,500,000 shares of our common stock (the “First Tranche Shares”); and

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as promptly as practicable after receipt of such shareholder approval, we will issue an additional 8,750,000 shares of our common stock (the “Second Tranche Shares ”) to CBD Holding, LLC, a member of Cure Based Development which is controlled by Mr. Scott Coffman, CEO and one of the managers of Cure Based Development (“CBDH”), of which these shares will vest over 60 months.

When issued, the First Tranche Shares and Second Tranche Shares will be subject to leak out agreements which are described later in this proxy statement. In addition, when issued the Second Tranche Shares will be subject to an irrevocable voting proxy until such time as the shares vest in accordance with the terms of the Merger Agreement. The issuances of the First Tranche Shares and Second Tranche Shares, and upon voting rights vesting over a five year period, may result in a change of control of our company.

The Merger Agreement also provides that CBDH will be entitled to receive up to an additional 15,250,000 shares of our common stock (the “Earnout Shares”) as part of the merger consideration, upon the satisfaction of certain aggregate net revenue criteria by cbdMD LLC within 60 months following the Closing Date. The issuance of the Earnout Shares is also subject to prior shareholder approval. A change of control of the company may result over time in the event of, and as a result of, the issuance of Earnout Shares.

The issuance of the shares will constitute a change of control under the rules and regulations of the NYSE American and at the time of the initial issuance of the shares the Company shall seek the continued listing of the Company’s common stock on the NYSE American.

On December 4, 2018, following the execution of the Merger Agreement, and pursuant to the terms and conditions of a Secured Promissory Note and Security Agreement, we lent Cure Based Development $2,000,000. On the Closing Date, this obligation was automatically deemed an unsecured intercompany advance and will be treated as part of the purchase price accounting for the Transaction.

Prior to the Closing Date, Cure Based Development owed Edge of Business, LLC (“Edge”), an entity controlled by Mr. R. Scott Coffman, a founder and CEO of Cure Based Development, an aggregate of $1,184,300 for working capital advances. Immediately following the Closing Date, we repaid Edge $1,000,000 of this amount and the balance was converted into an 18 month 6% promissory note. The note is interest only for the first 12 months and thereafter payable in six equal and consecutive monthly installments of principal and interest.

On the Closing Date Mr. Coffman was appointed to our board of directors. On the Closing Date cbdMD LLC entered into employment agreements with each of Mr. Coffman and Ms. Caryn Dunayer to serve as CEO and President, respectively, of cbdMD LLC. Prior to the Closing Date Mr. Coffman had served as CEO of Cure Based Development and Ms. Dunayer had served as its President.

The Companies (see page 13)

We are a brand management and licensing company. Our primary licensing and corporate brand management businesses target consumer products in the health and wellness space and other high-demand verticals, bringing innovative products to market under the kathy ireland® Health & Wellness; Ireland Men One (I'M1), and Encore Endeavor One (EE1) brands. Following our acquisition of Cure Based Development in December 2018, through our wholly-owned subsidiary cbdMD LLC, we own and operate the nationally recognized consumer cannabidiol (CBD) brand cbdMD, whose current products include CBD gummies, CBD tinctures, CBD topicals, CBD bath bombs, CBD oils, and CBD pet products. Our common stock is listed on the NYSE American under the symbol “LEVB.” We maintain our principal executive offices at 4521 Sharon Road, Suite 450, Charlotte, NC 28211. Our telephone number is (704) 362-6345. See “Where You Can Obtain More Information” appearing later in this proxy statement.

Cure Based Development, a Charlotte, NC-based company formed in August 2017, was the owner, operator and manufacturer of consumer cannabidiol (CBD) brand cbdMD which offered a variety of CBD products from topicals and tinctures to bath bombs and pet products, manufactured and sold direct to consumers online via the company website. Cure Based Development also provided wholesale distribution with retailers currently selling products at brick-and-mortar locations, compounding pharmacies, salons, supplement stores, and pet shops. Cure Based Development reported revenues of $354 and $3,280,009 for the period from inception through December 31, 2017 and for the eight months ended August 31, 2018, respectively, and a net loss of $323,197 and $353,561 for those periods.

Reasons for the Transaction (see page 18)

Prior to the approval of the Mergers and Merger Agreement by our board of directors, the board established a special committee made up of the disinterested and independent directors to review, evaluate and negotiate the proposed transaction (the “Special Committee”). In determining to approve the Mergers and the Merger Agreement, our board of directors considered many factors, including the benefits described in this proxy statement and the positive and negative factors described in the section of this proxy statement entitled "The Transaction—Reasons for the Transaction" beginning on page 18, and upon the recommendation of the Special Committee, unanimously determined that the transaction was fair to and in the best interests of Level Brands and approved the Merger, the Merger Agreement and the related transactional documents. Our board believed that the Transaction will be beneficial to our company for a variety of factors, including, but not limited to, potential the strategic benefits to us, the terms of the Merger Agreement, including the contingent nature of up to 50% of the total consideration to be paid, the favorable opinion of our financial advisor, the business experience of the Cure Based Development management team and the addition of Mr. Coffman to our senior management and board of directors, our entry into an emerging market space, and the anticipated increase in interest from investors because of the combined company’s larger size and scope of operations, among others.

Opinion of our Financial Advisor (see page 21)

In connection with the Transaction, the Special Committee received a written opinion, dated November 15, 2018, from our financial advisor, ThinkEquity, a division of Fordman Financial Management Inc. (“ThinkEquity”), as to the fairness, from a financial point of view and as of the date of such opinion, to Level Brands of the consideration to be paid by us in the Transaction. The full text of ThinkEquity's written opinion dated November 15, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit A to this proxy statement and is incorporated herein by reference. ThinkEquity has consented to the inclusion of its written opinion dated November 15, 2018 in this proxy statement, and to the description of such opinion and the references to ThinkEquity contained in this proxy statement. Shareholders are urged to read ThinkEquity's written opinion carefully and in its entirety. ThinkEquity's opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Transaction. ThinkEquity’s opinion is limited solely to the fairness, from a financial point of view and as of the date of such opinion, to us of the consideration to be paid by us in the Transaction, and does not address our underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to Level Brands. ThinkEquity’s opinion does not constitute a recommendation to any Level Brands shareholder as to how such shareholder should vote or act with respect to proposal 3 or any other matter.

Interests of Certain Persons in the Transaction (see page 26)

Following the Closing Date, CBDH issued Mr. Martin A. Sumichrast, our Chairman of the board and CEO, a warrant expiring on December 31, 2019, exercisable at $90.00, to purchase a 9% membership interest in CBDH. The warrant was exercised by Mr. Sumichrast on January 20, 2019. As a result of this warrant, and assuming CBDH ultimately distributes the securities to its members, Mr. Sumichrast will be entitled to receive 787,500 Second Tranche Shares and up to 1,372,500 Earnout Shares. The shares, which are issuable to Mr. Sumichrast if distributed by CBDH to its members, will also be subject to the leakout and voting proxy agreements described earlier in this section.

Impact of the Stock Issuances on existing Level Brands shareholders (see page 11)

The Stock Issuances will dilute the ownership and voting interests of our existing shareholders. As of the Closing Date, there were 10,095,396 shares of our common stock issued and outstanding. Assuming the approval of proposal 3, the issuance of the First Tranche Shares and the Second Tranche Shares, but giving effect to no other change to the number of shares of our common stock issued and outstanding or the possible issuance of the Earnout Shares in future periods, the members of Cure Based Development would own 60.2% of our then outstanding shares of common stock. Therefore, the ownership and voting rights of our existing shareholders will be proportionally reduced.

Material U.S. federal income tax consequences of the Transaction to the Level Brands’ shareholders (see page 27)

Because our existing shareholders did not receive any consideration in the Transaction, they did not recognize gain or loss in connection with the Transaction with respect to their shares of our common stock.

Accounting treatment of the Transaction (see page 27)

Level Brands will account for this transaction under the acquisition method as described in Financial Accounting Standards Board Accounting Standards Codification 805 — “Business Combinations”, under which all assets and liabilities will be recorded at their fair market values as of the date of the acquisition. Purchase consideration in excess of the net assets acquired will be recorded as goodwill.

Board recommendation (see page 18)

Upon approval and recommendation of the Special Committee, our board of directors approved the Merger, the Merger Agreement and the related transactions. Accordingly, our board of directors recommends that you vote FOR proposal 3 to approve the Stock Issuances. For more information regarding the factors considered by our board in reaching its decision, please see the section entitled “The Transaction – Reasons for the Transaction” beginning on page 18.

PROPOSAL 1

ELECTION OF DIRECTORS

The board, upon recommendation by the Corporate Governance and Nominating Committee, has nominated the following nine individuals for election as directors, each to hold office until the 2020 annual meeting of shareholders or until his successor has been duly elected and qualified. The nominees include our current directors, all of whom are standing for re-election, and three individuals also nominated by our board to fill vacancies created by the expansion of our board.

Name	Age	Positions	Director Since
Martin A. Sumichrast	52	Chairman of the board of directors, Chief Executive Officer and President	2015
Anthony K. Shriver	53	Director	2015
Seymour G. Siegel	76	Director	2017
Bakari Sellers	34	Director	2017
Gregory C. Morris	57	Director	2017
R. Scott Coffman	57	Director and Chief Executive Officer of cbdMD LLC	2018
Peter J. Ghiloni	68	Director nominee
Scott G. Stephen	53	Director nominee
William F. Raines, III	59	Director nominee

The following is biographical information for the director nominees:

Our current board of directors

Martin A. Sumichrast. Mr. Sumichrast has served as a member of the board of directors since April 2015, and has served as our Chief Executive Officer and President since September 2016. Since 2012, Mr. Sumichrast has served as Managing Director of a family office, managing family wealth, which he formed in March 2012 and subsequently incorporated into Washington Capital, LLC in December 2012. Since September 2013 he has been a Managing Member of Stone Street Capital, LLC, a Charlotte, North Carolina-based private investment company. Stone Street Capital, LLC manages specific purpose investment entities, as well as traditional private equity funds. Mr. Sumichrast serves as a Trustee and Chairman of the Nominating and Governance Committees of the Barings Global Short Duration High Yield Fund, Inc. (NYSE: BGH) and the Barings Capital Funds Trust, Inc. From January 2015 until January 2016, he was also a member of the board of directors of Social Reality, Inc. (NASDAQ:SRAX) and served as a member of the Audit Committee. From its formation in 2014 until March 1, 2017 he served as Chairman of the board of directors of Kure Corp., a privately-held company which was a related party to our company. We selected Mr. Sumichrast to serve on our board of directors based upon his significant experience both as an investor and advisor, as well as his experience as a member of a board of directors of a listed company.

Anthony K. Shriver. Mr. Shriver has been a member of our board of directors since June 2015. Mr. Shriver is the Chairman of Best Buddies® International, a nonprofit 501(c)(3) organization he founded in 1989 which is dedicated to establishing a global volunteer movement that creates opportunities for one-to-one friendships, integrated employment and leadership development for people with intellectual and developmental disabilities (IDD). Best Buddies® International has grown from one original chapter to almost 1,900 middle school, high school, and college chapters worldwide, engaging participants programs in each of the 50 United States, and over 50 countries around the world. Mr. Shriver, who graduated from Georgetown University, has been recognized for his work on behalf of Best Buddies® International with diverse international accolades and honorary degrees. Mr. Shriver currently serves on the Compensation Committee of our board of directors. We selected Mr. Shriver to serve on our board of directors based upon his lifelong commitment to charitable efforts and his dedication to the principles upon which our company seeks to operate.

Seymour G. Siegel. Mr. Siegel has been a member of our board of directors since March 2017. Mr. Siegel, a certified public accountant no longer in practice, has over 35 years of experience in public accounting and SEC regulatory matters and has a strong background in mergers and acquisitions, start-ups, SEC reporting, cost cutting initiatives, profit enhancements and business operations. Since 2014 he has been President of Siegel Rich, Inc., a consulting firm. From April 2000 until July 2014, Mr. Siegel was a principal emeritus at Rothstein Kass & Company, P.C. (now KPMG), an international firm of accountants and consultants. Mr. Siegel was a founder of Siegel Rich & Co., CPAs, which eventually merged with what is now known as WeiserMazars LLP, where he was a senior partner until selling his interest and co-founding a business advisory firm which later became a part of Rothstein Kass. He received his Bachelor of Business Administration from the Baruch School of The City College of New York. He has been a director and officer of numerous business, philanthropic and civic organizations. As a professional director, he has served on the boards of approximately a dozen public companies over the last 25 years. He was previously a member of the board of directors and chairman of the audit committees of Air Industries Group, Inc. (NYSE American: AIRI), root9B Holdings, Inc. (NASDAQ:RTNB), Hauppauge Digital, Inc., Emerging Vision. Inc., Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, and Noise Cancellation Technologies, Inc. Mr. Siegel currently serves as chairman of the Audit Committee of our board of directors and is also a member of the Compensation Committee of our board of directors. We selected Mr. Siegel as a member of our board of directors as a result of his extensive experience in mergers and acquisitions, public companies and boards, financial reporting and business advisory services.

Bakari Sellers. Mr. Sellers has been a member of our board of directors since March 2017. Mr. Sellers, an attorney, has been a member of the Strom Law Firm, LLC, in Columbia, South Carolina since 2007. Mr. Sellers is a former member of the South Carolina House of Representative, where he represented the 90th District beginning in 2006, making history as the youngest member of the South Carolina state legislature and the youngest African American elected official in the nation. In 2014, he ran as the Democratic nominee for Lt. Governor of South Carolina. He has worked for United States Congressman James Clyburn and former Atlanta Mayor Shirley Franklin. Earning his undergraduate degree from Morehouse College, where he served as student body president, and his law degree from the University of South Carolina, Mr. Sellers has followed in the footsteps of his father, civil rights leader Cleveland Sellers, in his tireless commitment to service taking championing progressive policies to address issues ranging from education and poverty to preventing domestic violence and childhood obesity. He has served as a featured speaker at events for the National Education Association, College Democrats of America National Convention, the 2008 Democratic National Convention and, in 2007, delivered the opening keynote address to the AIPAC Policy Conference in Washington, DC. Mr. Sellers is also a political commentator at CNN. Mr. Sellers currently serves as chairman of the Corporate Governance and Nominating Committee of our board of directors and is also a member of the Audit Committee of our board of directors. We selected Mr. Sellers as a result of his leadership experience, commitment to public policy and legal background.

Gregory C. Morris. Mr. Morris has been a member of our board of directors since March 2017. Mr. Morris has worked in positions involving finance, investments, benefits, risk management, legal and human resources for more than 30 years. Since June 2015 he has served as the Vice President of Human Resources for Healthstat, Inc., a privately held company providing onsite health clinics and workplace wellness programs. Prior to that, from January 2013 until June 2015, he was the Vice President of Administration and Corporate Secretary at Swisher Hygiene (at that time a NASDAQ-listed company), leading the human resources, risk management and legal functions. He was employed by Snyder’s-Lance, Inc. (NASDAQ: LNCE) for 15 years prior to joining Swisher Hygiene, Inc., holding the positions of Vice President-Human Resources and Senior Director – Benefits and Risk Management. At Snyder’s-Lance, Mr. Morris chaired the Business Continuity Plan Steering Committee and was a member of the Corporate Mergers & Acquisitions team. Prior to joining Snyder’s-Lance, he held various positions with Belk Stores, Collins & Aikman and Laporte plc. Mr. Morris also served as a board member for root9B Holdings, Inc. (NASDAQ:RTNB) from 2008 through April, 2017 where he chaired the Compensation Committee and also served on the Audit Committee. Mr. Morris also served as a board member for the Second Harvest Food Bank of Metrolina from 2001 to 2016. Mr. Morris received a Bachelor of Science degree in Accounting from West Virginia University. Mr. Morris currently serves as chairman of the Compensation Committee of our board of directors and is also a member of the Audit Committee and Corporate Governance and Nominating Committee of our board of directors. We selected Mr. Morris as a member of our board of directors as a result of his extensive executive level experience in public companies regarding human resources, accounting, compliance and compensation matters as well as public board experience.

R. Scott Coffman. Mr. Coffman has been a member of our board of directors and Chief Executive Officer of our cbdMD LLC subsidiary since December 2018. Mr. Coffman has over 25 years of business experience in which he founded several businesses in the internet services, manufacturing and e-commerce sectors. As an executive or partner in these entities, Mr. Coffman oversaw the strategic direction, developed the business plan and oversaw the operation of the companies. Mr. Coffman was a manager and Chief Executive Officer of Cure Based Development LLC since founding the company in September 2017. Prior to that, from 2012 to 2017, he was an Operating Partner in a regional restaurant group and also had day to day executive oversight of DataTech Global LLC, a privately held technology company which focuses on online sales and marketing. In 2009 he founded Blu, an E-cigarette manufacturer which he built into a leading brand and subsequently sold it to Lorillard Tobacco in 2012. In 1999, Mr. Coffman founded DataTech Global LLC and served as its Chief Executive Officer until 2012. Mr. Coffman currently serves as a member of the board of directors of DataTech Global, LLC and W Vapes, LLC, both privately held companies. Mr. Coffman received a Bachelor of Arts degree in Economics from Marshall University. We selected Mr. Coffman as a member of our board of directors as a result of his extensive executive level experience and his role as the founder of Cure Based Development LLC.

Additional director nominees

Peter J. Ghiloni. In 2018 Mr. Ghiloni retired as Chief Executive Officer of Swisher International, Inc., North America’s largest producer of cigars. Mr. Ghiloni began his career in the tobacco business with the United States Tobacco Company in 1972 after graduating from Fordham University with a Bachelor of Science degree in Marketing. In 1983, he moved to The Helme Tobacco Company as Vice President of Marketing and in 1991, he was promoted to Senior Vice President of Sales and Marketing. Following the merger of Swisher International, Inc. and The Helme Tobacco Company, Mr. Ghiloni assumed the role of Senior Vice President of Marketing for the combined company. In 2013, Mr. Ghiloni was promoted to the position of President and Chief Executive Officer. Mr. Ghiloni serves on a variety of boards including the Board of Swisher International, Inc., the Board of Jacksonville University and the Board of the Baptist Beaches Hospital. We selected Mr. Ghiloni to serve on the board of directors as a result of his executive leadership positions, his position as President, Chief Executive Officer and a member of the Board of Directors of Swisher International, Inc., his service on additional boards and extensive business background.

Scott G. Stephen. Mr. Stephen has served as Chief Growth Officer of Guaranteed Rate Inc., a U.S. residential mortgage company headquartered in Chicago, IL, since February 2012. Mr. Stephen also serves as President of Guaranteed Rate Insurance and Ravenswood Title, affiliates of Guaranteed Rate Inc. From 2003 until 2012, he was employed by Playboy Enterprises, Inc., a leading men’s global entertainment and lifestyle company, serving in a variety of positions including Chief Operations Officer, Executive Vice President, Playboy Print/Digital Group and Executive Vice President and General Manger of Playboy Digital Media. From 1999 to 2003 Mr. Stephen was employed by Yesmail, Inc., an online relationship marketing company, serving as Chief Operating Officer and Vice President of Client Services and Operations. Mr. Stephen received a Bachelor of Business Administration in Finance from the University of Notre Dame and a Master of Management in Marketing and Organizational Behavior from the Kellogg School of Management at Northwestern University. We selected Mr. Stephen to serve on the board of directors as a result of his executive leadership positions, his positions with Guaranteed Rate Inc. and Playboy Enterprises and his extensive business background.

William F. Raines, III. Since 2008 Mr. Raines has been employed by DataTech Global, LLC, a privately held technology company affiliated with Mr. Coffman which focuses on online sales and marketing, serving as Chief Financial Officer from 2008 to 2012 and Chief Executive Officer since 2012. Mr. Raines has over 35 years of accounting and financial experience with a primary focus on financial control of operations, financial reporting, acquisitions and implementation of acquisition plans. Earlier in his career, from 1991 until 2006 Mr. Raines served in various capacities from Corporate Controller of Speedway Motorsports, Inc. (NYSE:TRK) to General Manager of SMI Properties, Inc., a subsidiary of Speedway Motorsports, Inc.,, and from 2009 until 2012 he was Chief Executive Officer and Chief Financial Officer of Intermark Brands, LLC, the manufacturer of Blu, an e-cigarette, and its related entities BLEC, LLC and QSN Technologies, LLC, which were subsequently sold to Lorillard Tobacco in 2012. Mr. Raines received a B.S. in Accounting from the University of Maryland in 1981. We selected Mr. Raines to serve on the board as a result of his extensive technology, accounting and mergers and acquisitions experience.

There are no family relationships between any of the executive officers and directors. The board of directors has determined that each of Messrs. Shriver, Siegel, Sellers, Morris, Ghiloni and Stephen will be independent directors within the meaning of Rule 803 of the NYSE American Company Guide.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION
OF THE DIRECTOR NOMINEES.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF CHERRY BEKAERT LLP

The Audit Committee has appointed Cherry Bekaert LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2019. We have invited representatives of Cherry Bekaert LLP to attend the 2019 annual meeting. Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Cherry Bekaert LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for our company. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in our best interests.

Fees and services

The following table shows the fees that were billed for the audit and other services provided for the fiscal years ended September 30, 2018 and 2017:

	2018	2017

Audit Fees	$136,750	$151,300
Audit-Related Fees	28,800	-
Tax Fees	24,525	9,675
All Other Fees	54,850	97,370
Total	$244,925	$258,345

Audit Fees — This category includes the audit of our annual financial statements and services that are normally provided by the independent registered public accounting firm in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees — This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consultation regarding our correspondence with the Securities and Exchange Commission and other accounting consulting.

Tax Fees — This category consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees — This category consists of fees for other miscellaneous items.

Our board of directors has adopted a procedure for pre-approval of all fees charged by our independent registered public accounting firm. Under the procedure, the Audit Committee of the board approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the Audit Committee of the board. The audit and tax fees paid to the auditors with respect to the fiscal year ended September 30, 2018 and 2017 were approved by the Audit Committee of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
 OF THE APPOINTMENT OF CHERRY BEKAERT LLP.

PROPOSAL 3

TO APPROVE THE POSSIBLE ISSUANCE UP TO AN AGGREGATE OF 30,500,000 SHARES OF OUR COMMON STOCK PURSUANT TO RIGHTS GRANTED AS CONSIDERATION IN THE TRANSACTION

Why we are seeking shareholder approval of the Stock Issuances

Our shareholders are not being asked to approve the Transaction. The Transaction closed on December 20, 2018 and the historic operations of Cure Based Development are now those of our wholly-owned subsidiary, cbdMD LLC. A vote against proposal 3 will have no impact on the closing of the Mergers. While our shareholders were not required to approve the Transaction under North Carolina law, because our common stock is listed on the NYSE American, pursuant to Rule 712 of the NYSE American Company Guide, our shareholders are required to approve the Stock Issuances. Proposal 3 seeks shareholder approval for the issuance of the First Tranche Shares and the Second Tranche Shares pursuant to the contractual rights tendered to the Cure Based Development members under the terms of the Merger Agreement as consideration for the Mergers, as well as the possible future issuance of the Earnout Shares if the revenue targets are met. If proposal 3 is approved at the 2019 annual meeting, the First Tranche Shares and the Second Tranche Shares will be issued as soon as practicable following the meeting. The Earnout Shares will not be issued until such time, if ever, that the revenue targets are met in accordance with the terms of the Merger Agreement.

General description of the Transaction

On December 3, 2018 we and our newly organized wholly-owned subsidiaries AcqCo, LLC and cbdMD LLC, entered into the Merger Agreement with Cure Based Development. The Merger Agreement provided that, upon the terms and subject to the conditions set forth therein, AcqCo LLC would merge with and into Cure Based Development with the Cure Based Development as the surviving entity in the First Merger, and immediately thereafter Cure Based Development would merge with and into cbdMD LLC with cbdMD LLC as the surviving entity in the Second Merger. Upon consummation of the Mergers, cbdMD LLC would continue as a wholly-owned subsidiary of Level Brands and continue the operations of Cure Based Development pre-closing.

In addition to customary conditions to closing, the closing of the Mergers was subject to:

●
the approval by the President of the United States of the Agricultural and Nutrition Act of 2018, commonly known as the Farm Bill, or such other titled Federal legislation, which, when approved, contains a permanent declassification of cannabidiol (CBD) as a controlled substance under Federal law;

●
the delivery of customary opinions from our counsel and counsel to Cure Based Development;

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the delivery of leak out agreements and voting proxy agreements from the members of Cure Based Development; and

●
cbdMD LLC entering into employment agreements with each of Mr. R. Scott Coffman and Ms. Caryn Dunayer, currently the CEO and President, respectively, of Cure Based Development, to serve in similar positions with cbdMD LLC.

The Merger Agreement contained certain additional provisions, including:

●
the representations and warranties contained in the Merger Agreement will survive the closing through and including the 18-month anniversary of the Closing Date, provided, however , that all representations and warranties will survive beyond such expiration date with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the expiration date for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved;

●
the Cure Based Development members indemnified us against any breach or inaccuracy of a representation or warranty, or the failure by Cure Based Development to perform or comply with any of its obligations under the Merger Agreement. Except in the instance of fraud, we are obligated to pay the first $50,000 of any third party claims which fall under this indemnification provision. Thereafter, a ll claims for indemnification by us, up to a $2,000,000 limit, will be satisfied first, by a cancellation of a number of unvested Second Tranche Shares determined based on the Indemnification Per Share Valuation, second, or at the option of CBDH by a cash payment to us or by a cancellation of a number of shares of our common stock determined based on the Indemnification Per Share Valuation, and third, by means of an offset, on a dollar for dollar basis, against the amounts due under the Edge note described below. When used the Merger Agreement “Indemnification Per Share Valuation” was defined as the greater of (i) the per share stock price on the Closing Date, or (ii) the greater of the average closing sale price as report on the NYSE American, or such other exchange on which our common stock is then listed, for the 30 trading days immediately preceding (1) the date of the indemnification claim notice, or (2) the required date of payment of the indemnification claim;

●
we indemnified the Cure Based members against any breach or inaccuracy of a representation or warranty, or the failure by Level Brands to perform or comply with any of its obligations under the Merger Agreement. Except in the instance of fraud, the members are obligated to pay the first $50,000 of any third party claims which fall under this indemnification provision, and thereafter our obligation to indemnify is limited to $2,000,000;

●
except in the case of fraud and with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of the Merger Agreement is pursuant to the indemnification provisions.

●
each party was responsible for its expenses incurred in connection with the Transaction; and

●
the Merger Agreement is governed by North Carolina law.

On December 20, 2018, the Closing Date, immediately following the approval by the President of the United States of the Farm Bill, the closing of the Mergers occurred. The historic business and operations of Cure Based Development are now continued by our wholly-owned subsidiary cbdMD LLC.

Upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date the members of Cure Based Development received contractual rights to receive 15,250,000 shares of our common stock as the merger consideration, issuable as follows:

●
a s promptly as practicable following receipt of approval by our shareholders for the possible issuance of in excess of 19.99% of our presently outstanding common stock in accordance with the rules of the NYSE American, the members of Cure Based Development will be issued the First Tranche Shares which are an aggregate of 6,500,000 shares of our common stock; and

●
as promptly as practicable after receipt of such shareholder approval, we will issue the Second Tranche Shares which are an additional 8,750,000 shares of our common stock to CBDH, vesting as follows:

●
2,187,500 shares on the 12 month anniversary of the Closing Date;

●
an additional 2,187,500 shares on the 24 month anniversary of the Closing Date;

●
an additional 2,187,500 shares on the 42 month anniversary of the Closing Date; and

●
the remaining 2,187,500 shares on the 60 month anniversary of the Closing Date.

The Merger Agreement also provides that CBDH will be entitled to receive up to an additional 15,250,000 Earnout Shares as part of the merger consideration, upon the satisfaction of certain aggregate net revenue criteria by cbdMD LLC within 60 months following the Closing Date as follows, based upon the ratios set forth below, as measured at four intervals: the completion of 12, 24, 42, and 59 calendar months from the Closing Date:

Aggregate Net Revenues	Shares Issued / Each $ of Aggregate Net Revenue Ratio

$1 - $20,000,000	.190625
$20,000,001 - $60,000,000	.0953125
$60,000,001 - $140,000,000	.04765625
$140,000,001 - $300,000,000	.023828125

The issuance of the Earnout Shares is also subject to prior shareholder approval.

Leakout agreements

When issued, the First Tranche Shares and Second Tranche Shares will be subject to leak out agreements pursuant to which the holder will be required to:

●
limit the offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of our common stock; and

●
refrain from entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any shares of our common stock, whether any such transaction described above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise to the lesser of (i) the volume limitations set forth in Rule 144(e) of the Securities Act of 1933, as amended, or (ii) 20% of such shares in any 90 day period.

Irrevocable voting proxy

In addition, when issued the Second Tranche Shares will be subject to an irrevocable voting proxy agreement until such time as the shares vest in accordance with the terms of the Merger Agreement. The independent chairman of the Audit Committee of our board of directors will serve as proxyholder and will vote those shares in accordance with the recommendations of our board of directors. The initial proxyholder is Mr. Seymour Siegel, the current Chairman of the Audit Committee of our board of directors.

Ancillary transactions

On December 4, 2018, following the execution of the Merger Agreement, and pursuant to the terms and conditions of a Secured Promissory Note and Security Agreement, we lent Cure Based Development $2,000,000. The one year note bore interest at the rate of 6% per annum and was secured by a first lien and security interest in all of the assets of Cure Based Development pursuant to the terms of a Security Agreement dated December 4, 2018 in favor of Level Brands. On the Closing Date, this obligation was automatically deemed an intercompany advance and will be treated as part of the purchase price accounting for the Transaction.

Prior to the Closing Date, Cure Based Development owed Edge, an entity controlled by Mr. Coffman, an aggregate of $1,184,300 for working capital advances. Immediately following the Closing Date, we repaid Edge $1,000,000 of this amount and the balance was converted into an 18 month 6% unsecured promissory note. The unsecured note is interest only for the first 12 months and thereafter payable in six equal and consecutive monthly installments of principal and interest.

Employment agreements

On the Closing Date cbdMD LLC entered into a five year Executive Employment Agreement with Mr. Coffman pursuant to which he will serve as chief executive officer of that entity, reporting to the chief executive officer of our company. Under the terms of the agreement, cbdMD LLC agreed to pay him an initial annual base salary of $180,000 and he is entitled to a discretionary bonus at the sole determination of the Compensation Committee of our board of directors, as well as participation in benefit programs we offer our employees and paid vacation. The agreement may be terminated by cbdMD LLC in the event of his death or disability, by cbdMD for cause (as defined in the agreement), or by Mr. Coffman without cause. The agreement contains customary confidentiality, non-compete, and indemnification provisions.

On the Closing Date cbdMD LLC also entered into a three year Executive Employment Agreement with Ms. Caryn Dunayer pursuant to which she will serve as president of that entity. Ms. Dunayer, formerly a member of Cure Based Development, previously served as its president. Under the terms of the agreement, cbdMD LLC agreed to pay her an initial annual base salary of $125,000 and she is entitled to a discretionary bonus at the sole determination of the Compensation Committee of our board of directors, as well as participation in benefit programs we offer our employees and paid vacation. The agreement may be terminated by cbdMD LLC in the event of her death or disability, by cbdMD for cause (as defined in the agreement), or by Ms. Dunayer without cause. The agreement contains customary confidentiality, non-compete, and indemnification provisions.

CBDH warrant

Following the Closing Date, CBDH issued the Sumichrast 2017 Family Trust for no consideration a warrant expiring on December 31, 2019, exercisable at $90.00, to purchase a 9% membership interest in CBDH. Mr. Martin A. Sumichrast, our Chairman of the Board and CEO, is the trustee of the Sumichrast 2017 Family Trust. The warrant was exercised by Mr. Sumichrast on January 20, 2019.

As a result of this warrant, at such time as CBDH distributes the securities to its members, the trust will be entitled to receive 787,500 Second Tranche Shares and up to 1,372,500 Earnout Shares. Mr. Sumichrast has been advised that at this time CBDH has no present intent to distribute the rights to the Second Tranche Shares or the Earnout Shares in the foreseeable future.

Change of control – impact of the Stock Issuances on our shareholders

The Stock Issuances will dilute the ownership and voting interests of our existing shareholders. As of the Closing Date there were 10,095,396 shares of our common stock outstanding. If this proposal 3 is approved at the 2019 annual meeting, we will issue the First Tranche Shares and the Second Tranche Shares immediately following the meeting. Assuming the issuance of the First Tranche Shares and the Second Tranche Shares, but not giving effect to the issuance of any additional shares of common stock by us, there will be 25,345,396 shares of our common stock outstanding. The issuance of the First Tranche Shares and Second Tranche Shares will result in a change of control of our company. The following table provides information on the percentage of shares to be held by our existing shareholder and the holders of the First Tranche Shares and Second Tranche Shares after giving pro forma effect to these issuances:

Pro forma % of ownership

Existing shareholders	39.8%
New shareholders	60.2%

Therefore, the ownership and voting rights of our existing shareholders will be proportionally reduced. Voting rights will be impacted by the vesting process, which will change annually, the following table provides information on the voting rights to be held after giving pro forma effect to the First and Second Tranche shares upon shareholder approval:

Pro forma % of voting rights

Existing shareholders	39.8%
New shareholders - shares subject to proxy	34.5%
New shareholders – no proxy	25.5%

Assuming the issuance of the First Tranche Shares, the Second Tranche Shares, as well as the achievement of the earnout targets over the 60 month timeframe and the issuance of the Earnout Shares, but not giving effect to the issuance of any additional shares of common stock by us, there will be 40,395,396 shares of our common stock outstanding. The following table provides information on the percentage of shares to be held by our existing shareholder and the holders of the First Tranche Shares and Second Tranche Shares after giving pro forma effect to these issuances:

Pro forma % of ownership

Existing shareholders	24.9%
New shareholders	75.1%

Therefore, the ownership and voting rights of our existing shareholders will be further proportionally reduced.

Based upon the recipients of the First Tranche Shares and the Second Tranche Shares as set forth in the Merger Agreement, upon the issuance of the First Tranche Shares, Edge will be the record holder of 22.2% of our then outstanding common stock, assuming no additional issuances by us. Upon the issuance of the Second Tranche Shares, CBDH will be the record owner of 34.5% of our then outstanding common stock, giving effect to the issuance of the First Tranche Shares but assuming no additional issuance of shares of common stock by us. Accordingly, after giving effect to the issuance of the First Tranche Shares and Second Tranche Shares, but no additional issuances by us, Mr. Coffman (through his control of Edge and CBDH) will be the beneficial owner of an aggregate of 12,434,000 shares of our common stock, or approximately 49.1%. As set forth above, both the First Tranche Shares and Second Tranche Shares are subject to the leakout agreement, and until such time as the Second Tranche Shares vest in accordance with the terms of the Merger Agreement, such shares are subject to the voting proxy agreement.

Compliance with NYSE rules

Rule 712 of the NYSE American Company Guide provides that approval of our shareholders is required as a prerequisite to the approval of applications to list additional shares of our securities to be issued as sole or partial consideration for an acquisition of the stock or assets of another company in the following circumstances:

●
if any individual director, officer or substantial shareholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 5% or more; or

●
where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.

Proposal 3 seeks shareholder approval for the Stock Issuances. If this proposal 3 is not approved at our 2019 annual meeting, we are required to seek shareholder approval of the proposal at additional special meetings of our shareholders, to be held at least every six months, until such time as shareholder approval is obtained. Until shareholder approval is obtained, we are not obligated to issue any of these securities under the rights granted to the Cure Based Development members as consideration for the Mergers under the terms of the Merger Agreement and the Cure Based Development members will continue to hold the contractual rights to receive the securities pursuant to the terms of the Merger Agreement.

The issuance of the First Tranche Share and the Second Tranche Shares will constitute a change of control under the rules and regulations of the NYSE American and at the time of the initial issuance of these shares we will be obligated to meet the initial listing standards of the NYSE American in order to maintain the continued listing of our common stock on the exchange. We presently meet all quantitative and qualitative initial listing standards and expect to continue to meet these requirements following the 2019 annual meeting. There are no assurances, however, that our expectations are correct. If we were unable to meet the initial listing standards of the NYSE American following the 2019 annual meeting, it is possible that our common stock would be delisted from the exchange which would have a material adverse effect on the market for our common stock.

The Companies

We are a brand management and licensing company. Our primary licensing and corporate brand management businesses target consumer products in the health and wellness space and other high-demand verticals, bringing innovative products to market under the kathy ireland® Health & Wellness; Ireland Men One (I'M1), and Encore Endeavor One (EE1) brands. Following our acquisition of Cure Based Development in December 2018, through our wholly-owned subsidiary cbdMD LLC, we own and operate the nationally recognized consumer cannabidiol (CBD) brand cbdMD, whose current products include CBD gummies, CBD tinctures, CBD topical, CBD bath bombs, CBD oils, and CBD pet products. Our common stock is listed on the NYSE American under the symbol “LEVB.” We maintain our principal executive offices at 4521 Sharon Road, Suite 450, Charlotte, NC 28211. Our telephone number is (704) 362-6345. We are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended. See “Where You Can Obtain Additional Information” appearing later in this proxy statement.

Cure Based Development, a Charlotte, NC-based company formed in August 2017, was the owner, operator and manufacturer of nationally recognized consumer cannabidiol (CBD) brand cbdMD which offered a variety of CBD products from topicals and tinctures to bath bombs and pet products, manufactured and sold direct to consumers online via the company website. Cure Based Development also provided wholesale distribution with retailers currently selling products at brick-and-mortar locations, compounding pharmacies, salons, supplement stores, and pet shops.

Set forth below is certain selected summary financial information on Cure Based Development’s historic operations which are derived from its audited financial statements we have filed as an exhibit to our Current Report on Form 8-K as filed with the SEC on December 20, 2018.

Selected income statement data:

	Eight months ended August 31, 2018	Period of August 3, 2017 (inception) to December 31, 2017

Sales	$3,372,712	$354
Net sales	3,280,009	354
Cost of sales	804,994	-
Gross profit	2,475,015	354
Operating expenses	2,778,976	323,551
Loss from operations	(303,961)	(323,197)
Net loss	$(353,561)	$(323,197)

Selected balance sheet data:

	August 31, 2018	December 31, 2017

Working capital (deficit)	$(487,336))	$343,599
Cash and cash equivalents	$309,498	$181,762
Current assets	$1,649,134	$406,795
Total assets	$2,230,765	$511,052
Current liabilities	$2,136,470	$63,196
Total liabilities	$2,136,470	$63,196
Total members’ equity	$94,295	$477,856

Cure Based Development reported revenues of $354 and $3,280,009 for the period from inception through December 31, 2017 and for the eight months ended August 31, 2018, respectively, and a net loss of $323,197 and $353,561 for those periods.

Cure Based Development, which marketed is products under the cbdMD brand, produces and distributes various high-grade, premium CBD products, including:

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tinctures;

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capsules;

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gummies;

●
bath bombs;

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vape oils;

●
topical creams; and

●
animal treats and oils.

Cure Based Development’s website provides up-to-date information about CBD quality and current industry events, as well as U.S. based customer service. Cure Based Development tests its broad-spectrum CBD extractions through independent, third-party laboratories in an effort to guarantee the highest of standards and it offers a 30-day, money-back guarantee. Its products are available online at www.cbdMD.com and 700 non-affiliated stores in 40 states. Cure Based Development currently employs over 50 people in its corporate, manufacturing and distribution sites based in Charlotte, NC. There are no collective bargaining agreements with any employees of Cure Based Development.

Sales and Marketing

Sales by Cure Based Development of its products mainly come from online sales and through inside sales concentrating on wholesale distributors who can offer large quantities of cbdMD products at physical retail locations. Cure Based Development utilizes a broad-based marketing strategy across multiple platforms including:

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secured online and print advertising;

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blog, web, and visual content;

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social media engagement through accounts with large followings;

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live and sponsored events;

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influencers and celebrities;

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affiliate marketing; and

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high-quality brand apparel.

Product manufacturing

Cure Based Development manufactures its premium line of products at its Charlotte, NC facility using 100%, all-natural CBD extracted from organic, non-GMO, vegan, and gluten-free industrial hemp grown in the USA. It utilizes a CO2 extraction process for broad-spectrum concentrations designed to retain other cannabinoids, terpenes, vitamins, and various other compounds for potential enhanced benefits while eliminating tetrahydrocannabinol (THC) content.

Research and development

The key objectives and input points that drive Cure Based Development’s the research and development process include current product and new product development activities:

Cure Based Development’s current product improvement efforts include:

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consumer feedback analysis;

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optimization of its product manufacturing process;

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sourcing of reliable, high-quality raw materials while maintaining strong distributor relationships;

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lab testing; and

●
feedback from panels of product testers.

Its new product development efforts are focused on both near-term and long-term results for the company:

With a view toward near-term results, its efforts include:

●
in-depth market research on current competitor campaigns;

●
website and product development;

●
sample size testing and research;

●
implementation of new product campaigns utilizing social media, digital, affiliate and email;

●
rapid product development following testing; and

●
quality ingredient sourcing.

With a view towards long-term results, its efforts include:

●
development of new product lines following initial market research;

●
use of current and expected future product trends and research to develop new product offerings;

●
refinement of extraction and production methods for product efficiency;

●
ingredient research through sustainability testing;

●
manufacturing process optimization;

●
in-depth product testing;

●
package and graphic development; and

●
large scale product and brand marketing campaigns.

Intellectual property

Cure Based Development currently holds six U.S. trademarks which are held for current and future product offerings and extended branding capability.

Competition

The market for the sale of CBD-based products is fragmented and intensely competitive. Currently, in the United States, Cure Brand Development does not believe that there are any businesses that can demonstrate or claim a dominant market share of the growing CBD products market. Its competitors in the retail location sales of CBD-based products include Green Roads, PlusCBD, and Select CBD, and in the digital space include Diamond CBD, CBDistillery, and Lazarus Naturals. Cure Based Development expects that the quantity and composition of its competitive environment will continue to evolve as the industry matures and new customers enter the marketplace. We expect that the competition in this market segment will dramatically increase following the approval of the Farm Bill.

Government regulations

On December 20, 2018 the President of the United States signed the Farm Bill into law. Among other things, this new law changed certain federal authorities relating to the production and marketing of hemp, defined as cannabis (Cannabis sativa L.), and derivatives of cannabis with extremely low (less than 0.3 percent on a dry weight basis) concentrations of the psychoactive compound delta-9-tetrahydrocannabinol (THC). These changes include removing hemp from the Controlled Substances Act, which means that it will no longer be an illegal substance under federal law. For the first time since 1937, industrial hemp has been decriminalized at the federal level and can be grown legally in the United States. The Farm Bill recognizes hemp as distinct from its genetic cousin, marijuana, and specifically industrial hemp has been excluded from U.S. drug laws.  The Farm Bill allows for each individual state to regulate industrial hemp and industrial hemp based products.  Although no longer a controlled substance, cannabinoids derived from industrial hemp (other than THC) are still subject to a patchwork of state regulations.  We are actively monitoring the regulations and proposed regulations in each state to ensure our operations are compliant.

In conjunction with the enactment of the Farm Bill, the United States Food and Drug Administration (“FDA”) released a statement about the status of CBD and the agency’s actions in the short term with regards to CBD will guide the industry.  The statement noted that the Farm Bill explicitly preserved the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug, and Cosmetic Act (FD&C Act) and Section 351 of the Public Health Service Act. This authority allows the FDA to continue enforcing the law to protect patients and the public while also providing potential regulatory pathways for products containing cannabis and cannabis-derived compounds. The statement also noted the growing public interest in cannabis and cannabis-derived products, including CBD, and informed the public that the FDA will treat products containing cannabis or cannabis-derived compounds as it does any other FDA-regulated products — meaning the products will be subject to the same authorities and requirements as FDA-regulated products containing any other substance, regardless of the source of the substance, including whether the substance is derived from a plant that is classified as hemp under the Farm Bill.

As of the date of this proxy statement, based upon publicly available information, to our knowledge the FDA has not taken any enforcement actions against CBD companies. The FDA, however, has sent warning letters to companies demanding they cease and desist from the production, distribution, or advertising of CBD products, only relating to instances that such CBD companies have made misleading and unapproved label claims.  We will continue to monitor the FDA’s position on CBD.

As a consumer goods manufacturer, we are continually striving to meet or exceed the FDAs Good Manufacturing Practice (GMP) guidelines. With our growth and evolution, challenges could exist and we must continue to review processes and controls and adapt our day to day GMP policies and practices as our manufacturing volume increases.  We are dedicated to providing the highest quality CBD consumer goods on the market and therefore will continue to focus substantial efforts on GMP compliance.

Selected historical financial data for Cure Based Development

The following tables contain selected historical financial data for Cure Based Development as of and for the nine months ended September 30, 2018 which is derived from the unaudited financial statements of Cure Based Development and as of and for the period of August 3, 2017 (inception) to December 31, 2017 which are derived from the audited financial statements of Cure Based Development, each as included elsewhere in this proxy statement. The financial statements of Cure Based Developmentas of and for the Period of August 3, 2017 (inception) to December 31, 2017 were audited by Cherry Bekaert LLP, an independent accounting firm. There were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Cure Based Development and Cherry Bekaert LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to Cherry Bekaert LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with any report prepared by it on the financial statements of Cure Based Development.

The selected historical financial data of Cure Based Development is not intended to be an indicator of its financial condition or results of operations in the future. The information below is only a summary and should be read in conjunction with the section entitled “Cure Based Development Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing below and Cure Based Development’s audited and unaudited interim financial statements, and the notes related thereto, which are included elsewhere in this proxy statement.

Selected income statement data:

		Period of
		August 3, 2017
	Nine Months	(inception) to
	Ended September	December 31,
	30, 2018	2017
	(Unaudited)	(Audited)
Sales	$ 3,997,927	354
Less returns and allowances	(101,723)	0
Net sales	3,896,204	354
Cost of sales	946,536	-
Gross profit	2,949,668	354
Operating expenses	3,446,453	323,551
Loss from operations	(496,785)	(323,197)
Net Loss	$ (568,895)	(323,197)

Selected balance sheet data:

	September 30, 2018	December 31, 2017

Working capital (deficit)	$ (730,349)	$ 343,599
Cash and cash equivalents	$ 256,850	$ 181,762
Current assets	$ 1,913,626	$ 406,795
Total assets	$ 2,522,935	$ 511,052
Current liabilities	$ 2,643,975	$ 63,196
Total liabilities	$ 2,643,975	$ 63,196
Total members’ equity (deficit)	$ (121,040)	$ 477,856

Management’s Discussion and Analysis of Financial Condition and Results of Operations for Cure Based Development

The following discussion and analysis of Cure Based Development’s audited and unaudited financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Data of Cure Based Development” and Cure Based Development’s financial statements and the notes thereto included elsewhere in this proxy statement. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding Level Brands’expectation for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Level Brands’ expectations. Level Brands’ actual results may differ materially from those contained in or implied by any forward-looking statements. Level Brands’ assumes no obligation to update any of these forward-looking statements.

Results of operations

Cure Based Development was formed in August 2017. As such, it has a limited operating history. From inception through December 31, 2017 it was engaged in organizational activities as well as product development and brand marketing and implementation strategy. In 2017 it generated minimal revenues. Its operating expenses included salaries, contract labor, and marketing and website development.

During the nine months ended September 30, 2018, Cure Based Development completed the launch of its initial products, and implemented the initial marketing program. It reported revenues of approximately $4 million for the nine months ended September 30, 2018. The increase in Cure Based Development’s operating expenses during the first nine months of 2018 reflected the ramp up of its sales and marketing efforts, expansion of personnel, and infrastructure for product manufacturing.

Liquidity and capital resources

Cure Based Development had cash and cash equivalents of $256,850 and a working capital deficit of $730,349 at September 30, 2018 as compared to cash and cash equivalents of $181,762 and working capital of $343,599 at December 31, 2017. The significant increases in total current assets as well as total current liabilities reflected the continued implementation of its business model during 2018.

Net cash used by operating activities for the first nine months of 2018 was $1,354,310 as compared to $410,946 used during 2017. In the 2018 interim period, Cure Based Development principally used cash to fund its losses, together with increases in accounts receivable and receivables from its payment processor and inventory, off set by decreases in accounts payable and customer deposits from a related party. During 2017, it used cash primarily to fund its losses, offset by an increase in inventory.

Net cash used by investing activities was $577,402 during the first nine months of 2018 as compared to $110,792 used in 2017, both for the purchase of equipment and property.

Net cash provided by financing activities was $2,006,800 for the first nine months of 2018 as compared to $703,500 during 2017. In the 2018 period, the proceeds are principally related to the issuance of notes, and in 2017 the proceeds were principally related to the contribution of capital by its founders.

Unaudited Pro Forma Information

The following unaudited pro forma combined condensed balance sheet, unaudited pro forma combined condensed statement of operations, unaudited pro forma combined condensed statement of comprehensive income (loss), and the explanatory notes give effect to the Mergers on December 20, 2018.

The unaudited pro forma combined condensed balance sheet, unaudited pro forma combined condensed statement of operations, unaudited pro forma combined condensed statement of comprehensive income (loss), and explanatory notes are based on estimates and assumptions set forth in the explanatory notes. These unaudited pro forma combined condensed balance sheet, unaudited pro forma combined condensed statement of operations and unaudited pro forma combined condensed statement of comprehensive income (loss) have been prepared utilizing the historical financial statements of Level Brands to the extent such has been filed previously with the Securities and Exchange Commission. Other unaudited combined condensed financial information has been obtained from the company records of Cure Based Development.

The unaudited pro forma combined condensed statement of operations for the year ended September 30, 2018 and unaudited pro forma condensed statement of comprehensive income (loss) for the year ended September 30, 2018 have been prepared as if the Mergers had been consummated on October 1, 2017. The unaudited pro forma combined condensed balance sheet as of September 30, 2018 has been prepared as if the Mergers were consummated on September 30, 2018.

These unaudited pro forma combined condensed financial statements are provided for illustrative purposes only, and do not purport to be indicative of the actual financial position or results of operations had the Mergers occurred at the beginning of the period presented, nor are they necessarily indicative of the results of future operations. The unaudited pro forma condensed financial statements do not reflect any operating efficiencies and/or cost savings that the combined entity may achieve with respect to the combined companies.

Level Brands, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet As Of
September 30, 2018
(Unaudited)

	(Audited)	(Unaudited)
	Level Brands, Inc.	Cure Based Development LLC
	September 30,	September 30,	Pro Forma	Notes	Pro Forma
	2018	2018	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$ 4,282,553	$ 256,850	$ 5,356,998	(2,3)	$ 9,896,401
Accounts receivable	307,874	102,655	-		410,529
Accounts receivable related party	1,537,863	-	-		1,537,863
Accounts receivable other	1,743,874	-	-		1,743,874
Marketable securities	1,050,961	-	-		1,050,961
Investment other securities	1,159,112	-	-		1,159,112
Receivable from Payment Processor	-	533,862	-		533,862
Note receivable	459,000	-	-		459,000
Note receivable related party	156,147	-	-		156,147
Deferred issuance costs	28,049	-	-		28,049
Prepaid rent	180,000	-	-		180,000
Prepaid expenses and other current assets	561,491	-	-		561,491
Prepaid consulting agreement	200,000	-	-		200,000
Inventory	123,223	1,020,259	-		1,143,482
Total Current Assets	11,790,147	1,913,626	5,356,998		19,060,771

Property and equipment, net	53,480	609,309	-		662,789
Goodwill	-	-	54,876,483	(3)	54,876,483
Intangible assets, net	3,173,985	-	21,585,000	(3)	24,758,985
Total Assets	$ 15,017,612	$ 2,522,935	$ 81,818,481		$ 99,359,028

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	$ 473,717	$ 139,879	$ -		$ 613,596
Accounts payable related party	7,860	$ -	-		7,860
Deferred revenue	161,458	-	-		161,458
Note payable related party	-	2,010,300	(1,000,000)	(3)	1,010,300
customer deposit	-	265,000	-		265,000
Accrued expenses	6,920	186,144	-		193,064
Accrued expenses related party	320,000	42,652	-		362,652
Total Current Liabilities	969,955	2,643,975	(1,000,000)		2,613,930

Long Term Liabilities:
Long term liabilities	7,502	-	-		7,502
Contingent liability	-	-	71,353,483	(3)	71,353,483
Deferred tax liability	21,000	-	5,108,000	(3)	5,129,000
Total Long Term Liabilities	28,502	-	76,461,483		76,489,985

Shareholders' Equity:
Preferred Stock	-	-	-		-
Common stock	8,124	-	1,971	(2)	10,095
Paid In Capital	21,781,095	771,053	6,355,027	(2)	28,907,175
Accumulated other comprehensive income (loss)	(2,512,539)	-	-		(2,512,539)
Accumulated deficit	(6,669,497)	(892,093)	-		(7,561,590)
Total Shareholders' Equity	12,607,183	(121,040)	6,356,998		18,843,141
Non-controlling interest	1,411,972	-	-		1,411,972
Total Shareholder' Equity	$ 14,019,155	$ (121,040)	$ 6,356,998		$ 20,255,113

Total liabilities and shareholders' equity	$ 15,017,612	$ 2,522,935	$ 81,818,481		$ 99,359,028

Level Brands, Inc.
Unaudited Pro Forma Combined Condensed Statement Of Operations
For The Year Ended September 30, 2018
(Unaudited)

	(Audited)	(Unaudited)
	Level Brands, Inc.	Cure Based Development LLC
		12 Months
	Year ended	Period ended	Pro Forma		Pro Forma
	September 30, 2018	September 30, 2018	Adjustments	Notes	Combined

Sales	$ 6,453,173	$ 3,998,281	$ -		$ 10,451,454
Sales related party	1,992,046				1,992,046
Total Gross Sales	8,445,219				8,445,219
Less returns and allowances	(25,077)	(101,723)	-		(126,800)
Net sales	6,428,096	3,896,558	-		10,324,654
Net sales related party	1,992,046				1,992,046
Total Net Sales	8,420,142	3,896,558			12,316,700

Cost of sales	2,673,272	946,536	-		3,619,808
Gross profit	5,746,870	2,950,022	-		8,696,892

Operating expenses	5,629,771	3,715,738	-		9,345,509
Loss from operations	117,099	(765,716)	-		(648,617)

Loss on disposal of property	69,310	-	-		69,310
Interest expense	955	72,110	-		73,065
Income (loss) before provision for income taxes	46,834	(837,826)	-		(790,992)

Provision for income taxes	16,000	-	-		16,000
Net Income (loss)	62,834	(837,826)	-		(774,992)

Net Income (loss) attributable to non-controlling interest	474,909	-	-		474,909
Net loss attributable to Level Brands, Inc. common shareholders	$ (412,075)	$ (837,826)	$ -		$ (1,249,901)

Net loss per share, basic and diluted	$ (0.05)			(5)	$ (0.05)
Weighted average number of shares outstanding	7,742,644				24,964,072

Level Brands, Inc.
Unaudited Pro Forma Combined Statements Of Comprehensive Income (Loss)
For The Year Ended September 30, 2018

	(Audited)	(Unaudited)
	Level Brands, Inc.	Cure Based Development LLC
		12 Months
	Year ended	Period ended	Pro Forma	Pro Forma
	September 30, 2018	September 30, 2018	Adjustments Notes	Combined

Net Income (Loss)	$ 62,834	$ (837,826)	$ -	$ (774,992)
Other Comprehensive Income: Net Unrealized Gain (Loss) on Marketable Securities, net of tax of $0	(2,512,539)	-	-	(2,512,539)
Comprehensive Income (Loss)	(2,449,705)	(837,826)	-	(3,287,531)

Comprehensive Income (Loss) attributable to non-controlling interest	474,909	-	-	474,909
Comprehensive Income (Loss) attributable to Level Brands, Inc.common shareholders	$ (2,924,614)	$ (837,826)	-	$ (3,762,440)

Level Brands, Inc.
Notes To

Unaudited Pro-Forma Combined Condensed Balance Sheet As Of September 30, 2018 And
The Pro-Forma Combined Condensed Statement Of Operations For The Year Ended September 30, 2018

1.
Basis of Pro Forma Presentation.

These unaudited pro forma combined condensed financial statements have been compiled from and include:

i.	An audited consolidated balance sheet of Level Brands as of September 30, 2018.
ii.	An unaudited condensed balance sheet of Cure Based Development as of September 30, 2018.
iii.	An audited consolidated statement of operations of Level Brands for the year ended September 30, 2018.
iv.	An unaudited condensed statement of operations of Cure Based Development for the twelve months ended as of September 30, 2018.

Cure Based Development’s fiscal year end was December 31, therefore we utilized their financial results from the periods which aligned with our year end of September 30 as we created the unaudited pro forma combined condensed financial statements.

The assets acquired and liabilities assumed were recorded as preliminary estimates of fair values determined by management, based on information currently available and on current assumptions as to future operations, and are subject to change upon the completion of acquisition accounting, including the finalization of asset valuations. These changes could result in material variances between the Level Brands’ future financial results and the amounts presented in these unaudited pro forma combined condensed financial statements, including fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if Level Brands had operated Cure Based Development for the year ended September 30, 2018, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies, adjustments for non-recurring expenses recorded by both Level Brands and Cure Based Development (see note 6), or cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical audited financial statements and notes to financial statements of Level Brands contained in our 2018 10-K.

2.
Equity Financings.

On October 2, 2018, we completed a secondary public offering of 1,971,428 shares of our common stock for aggregate gross proceeds of $6,899,998.

(a) We received $6,356,998 in net proceeds after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

(b) A pro forma adjustment to reflect this equity financing in the unaudited pro forma combined condensed balance sheet as of September 30, 2018 was made as if the financing occurred on September 30, 2018.

3.
Preliminary Purchase Price Allocation and Pro Forma Adjustments.

The adjustments included in the unaudited pro forma combined condensed financial statements are those that are considered to be directly attributable to the Mergers. The total purchase consideration was $3,000,000 in cash and 30,500,000 shares of our common stock to be issued upon shareholder approval (including Earnout Shares - shares that could be issued upon achievement of future revenue targets). In accordance with purchase accounting rules under ASC 805 guidance, the consideration we transfer in exchange for Cure Based Development includes any asset or liability resulting from a contingent consideration arrangement. We have an obligation to transfer 15,250,000 shares of our common stock, upon shareholder approval, to the members of Cure Based Development. In addition, we have an obligation to potentially transfer the Earnout Shares, which could total an additional 15,250,000 shares. The issuance of the Earnout Shares is based on cbdMD LLC meeting certain revenue targets over the next five years. Both of these share issuances have been determined as contingent liabilities and were valued using both a market approach method and a Monte Carlo simulation.

The following purchase consideration is as follows:

6,500,000 shares - Tranche 1	$ 16,601,367
8,750,000 shares - Tranche 2 leak out shares	18,811,117
Earnout potential shares	35,941,000
Note paid	1,000,000
Cash provided via advance	2,000,000
Total Purchase Consideration	$ 74,353,483

Assets acquired:
Cash and cash equivalents	$ 1,822,331
Accounts receivable	850,921
Inventory	1,054,926
Other current assets	38,745
Property and equipment, net	608,947
Intangible assets	21,585,000
Goodwill	55,258,545
Total assets acquired	81,219,415

Liabilities assumed:
Accounts payable	257,081
Notes payable – related party	764,300
Customer deposits - related party	265,000
Accrued expenses	471,551
Deferred tax liability	5,108,000
Total Liabilities assumed	6,865,932

Net Assets Acquired	$ 74,353,483

In connection with the purchase price allocation, we recorded a deferred tax liability of approximately $5,108,000, with a corresponding increase to goodwill, for the tax effect of the acquired intangible assets from Cure Base Development. This liability was recorded as there will be no future tax deductions related to the acquired intangibles, and we have identified these as indefinite-lived intangible assets.

The adjustments included in the unaudited pro forma combined condensed balance sheet as of September 30, 2018 that are considered to be directly attributable to the Mergers and purchase accounting are as follows:

Asset adjustments:
Cash and cash equivalents	$ (1,000,000)
Intangible assets	21,585,000
Goodwill	54,876,483
Total asset adjustments	75,461,483

Liabilities adjustments:
Notes payable – related party	$ (1,000,000)
Contingent Liability	71,353,483
Deferred tax liability	5,108,000
Total liabilities adjustments	75,461,483

The goodwill asset adjustment amount for the unaudited pro form combined condensed balance sheet as of September 30, 2018 is $382,062 different than the purchase price accounting amount recorded for the Mergers. The difference is due to the estimated change in the fair value of assets acquired and liabilities assumed from the actual acquisition date of December 20, 2018 and the pro forma financial statement date of September 30, 2018.

4.
Income Tax Expense / Benefit.

Cure Based Development did not record any tax expense for the period ended September 30, 2018. For the period ended September 30, 2018, Cure Based Development had not recorded any income tax benefit against its net losses as it determined it was appropriate to set up full valuation allowances against the net deferred tax assets.

As a result of the Mergers, we established as part of the purchase price allocation a net deferred tax liability related to the book-tax basis of certain assets and liabilities of approximately $5.1 million.

Level Brands has a valuation allowance against the net deferred tax assets, with the exception of the deferred tax liabilities that result from indefinite-life intangibles which cannot be offset by deferred tax assets and the deferred tax liabilities that resulted from the Mergers.

We file income tax returns in the United States, and various state jurisdictions. Our policy is to recognize interest expense and penalties related to income tax matters as tax expense. At September 30, 2018 there are no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties.

5.
Pro Forma Weighted Average Shares.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined condensed statement of operations are based on the weighted average number of the our common shares outstanding at September 30, 2018 as adjusted for the following:

September 30, 2018

Weighted average shares outstanding	7,742,644
Weighted average effect of shares issued for the Mergers	15,250,000
Issuance of shares with equity financing	1,971,428
Combined pro forma weighted average shares	24,964,072

Common stock equivalents were not considered as the effects were anti-dilutive.

6.
Non-Recurring Items.

During the year ended September 30, 2018, we determined that inventory held under the Beauty & Pin-Ups subsidiary was impaired by approximately $262,000.

We have performed a qualitative and quantitative analysis for the year ended September 30, 2018 accounting for the performance of Beauty & Pin-Ups and the business shift in relation to its original business model and current focus on licensing and has determined that an impairment was required. As a result, we recorded an impairment charge of $240,000 as impairment to intangibles under the products segment for the year ended September 30, 2018.

We disposed of a show booth held under the Beauty & Pin-Ups subsidiary, in the year ended September 30, 2018, and recorded a loss on disposal of property of $69,310.

Background of the Transaction

Our board of directors has from time to time evaluated strategies for enhancing shareholder value as we seek to execute our key strategic objective of being an innovative licensing, marketing and brand management company with a focus on lifestyle-based products. In this regard, our senior management have periodically evaluated various strategic alternatives in addition to licensing arrangements for possible recommendation to our board of directors in an effort to grow our brands through acquisitions.

Mr. Sumichrast was introduced to Mr. Coffman by Paul Porter, an attorney who has represented Level Brands and entities affiliated with Mr. Sumichrast from time to time. Mr. Porter also represented Mr. Coffman and his various past companies in the past. The introduction had been made in the years prior to 2018 and did not have a specific business purpose. As Mr. Sumichrast assessed Level Brand’s involvement with CBD thought its license arrangement with Isodiol International Inc. and began gathering information and research on the product and its changing regulatory environment, he reached out to Mr. Coffman as an industry resource.

On August 6, 2018, Mr. Sumichrast met with Mr. Coffman to discuss Cure Based Development’s business, and our licensing strategy and direction related to target consumer products in the health and wellness space. During the course of this discussion, Mr. Sumichrast requested additional information on Cure Based Development’s business and plans which was provided by Mr. Coffman on the following day.

On August 10, 2018, Messrs. Sumichrast and Coffman met a second time, and during the discussion Mr. Sumichrast indicated an interest in exploring a potential transaction with Cure Based Development, which Mr. Coffman agreed to consider.

On August 13, 2018, a non-disclosure agreement between the parties was executed. Thereafter, Mr. Sumichrast, Mr. Mark S. Elliott, our CFO, Mr. Coffman and Mr. Todd Justice, another manager of Cure Based Development, met to discuss a possible transaction between Level Brands and Cure Based Development.

On August 16, 2018, Mr. Sumichrast and Mr. Coffman met again to discuss the competitive landscape for Cure Based Development, the expected provisions of the 2018 Farm Bill which would declassify hemp as a Schedule 1 controlled substance, and the expected impact of the passage of the legislation on the market for CBD products.

Over the next approximate 10 days Level Brands’ senior management consulted with representatives of its corporate counsel regarding general structure matters, including compliance with NYSE American rules and regulations and the potential impact of a transaction with Cure Based Development before the declassification of CBD as a Schedule 1 controlled substance.

On August 29, 2018, following these discussions, Mr. Sumichrast and Mr. Coffman discussed the possibility of an advisory relationship between Level Brands’ EE1 subsidiary and Cure Based Development for brand support functions pending the ultimate possible declassification of hemp as a Schedule 1 controlled substance. During September 2018 senior management of both Level Brands and Cure Based Development continued to have informal discussions and monitor the legislative progress of the Farm Bill.

On October 5, 2018, senior management of Level Brands met with senior management of Cure Based Development met to discuss proposed structures and processes for the acquisition of Cure Based Development by Level Brands.

For the next several weeks, Level Brands’ senior management coordinated the exchange of high-level business due diligence items between Level Brands and Cure Based Development, and both parties opened data rooms to allow sharing of this information. During this time senior management of Level Brands also consulted with representatives of its corporate counsel and its independent auditors regarding various proposed structures.

On October 18, 2018, Level Brands’ board of directors held a special meeting at which Level Brands’ senior management reviewed with the board the discussions surrounding a possible acquisition of Cure Based Development that had taken place and provided the board with the draft of a non-binding letter of intent. At the conclusion of the meeting, the Level Brands supported senior management’s efforts to pursue a possible acquisition of Cure Based Development, approved the general terms of the draft letter of intent and agreed to form the Special Committee of the board, to be made up of Messrs. Siegel and Sellers, both of whom were disinterested and independent directors, to work with Mr. Elliott to review, evaluate and negotiate the proposed transaction with Cure Based Development.

On October 19, 2018, senior management of Level Brands met with representatives of its corporate counsel regarding the proposed terms of the transaction as contained in the draft letter of intent provided to the board. On October 19, 2018 Mr. Elliott and the Special Committee also met to discuss in greater detail the business and operations of Cure Based Development, the proposed transaction as well as considering recommendations for investment banking firms to be engaged to render a fairness opinion regarding the proposed transaction. After the meeting the Special Committee members were granted access to the data rooms.

Following revisions to the draft letter of intent to accommodate comments from its corporate counsel and its special tax counsel, senior management and the Special Committee, on October 20, 2018 the non-binding letter of intent was circulated to the senior management of Cure Based Development. On October 22, 2018 the non-binding letter of intent was signed by Level Brands and Cure Based Development.

On October 23, 2018 the Special Committee was formally formed, and on October 24, 2018 the Special Committee engaged ThinkEquity to render the fairness opinion. On October 23, 2018 Mr. Elliott and representatives of Cure Based Development also discussed the audit of Cure Based Development with representatives of Level Brands’ independent auditor.

On October 25, 2018 Mr. Elliott met with senior management of Cure Based Development to review various due diligence items which had been produced in response to Level Brands’ request.

Commencing in late October 2018 Mr. Elliott and members of the Special Committee conducted various discussions with representatives of its corporate counsel as well as representatives of its special tax counsel, regarding requested modifications to the proposed transaction structure by Cure Based Development in an effort to address certain tax issues potentially impacting its members. During this period Mr. Elliott and representatives of its corporate counsel and its special tax counsel also conducted discussions with Cure Based Development’s legal counsel and members of its senior management regarding proposed revisions to the structure of the transaction. On October 31, 2018 a draft of an amended and restated non-binding letter of intent was prepared and circulated by Level Brands to Cure Based Development which, while not executed, was the basis of the structure of the Merger Agreement.

On October 30, 2018 Mr. Elliott and a representative of ThinkEquity visited Cure Based Development’s offices in Charlotte, NC, interviewed members of its management, discussed certain due diligence matters, discussed business operations, strategy and competition, and visited Cure Based Development’s manufacturing site. On October 31, 2018 Mr. Elliott also met with Ms. Caryn Dunayer, President of Cure Based Development, to discuss business operations and transition planning which would be required if the proposed transaction was consummated.

During the next several weeks Mr. Elliott continued overseeing the due diligence of Cure Based Development and discussions continued between the parties and their legal advisors regarding the proposed structure of a transaction.

On November 5, 2018 Mr. Elliott updated the Special Committee on the status of the due diligence on the proposed transaction, the audit of Cure Based Development and the ongoing discussions regarding the proposed structure changes. Mr. Elliott provided additional updates to the Special Committee on November 9, 2018.

On November 9, 2018, in connection with a regularly scheduled meeting of the board of directors, the board visited Cure Based Development, met with its senior management and received a presentation from Mr. Coffman on its business, operations and strategy. During the board meeting, which was attended by Mr. Elliott, together with representatives of its corporate counsel, the board received a report of the Special Committee assisted by Mr. Elliott, on the status of the proposed transaction, the pending revised structure, key items for the transaction, the status of the due diligence, the status of the audit of Cure Based Development, and general matters related to the pending transaction.

On November 16, 2018 ThinkEquity delivered the draft of the fairness opinion to the Special Committee, and on November 19, 2018 Mr. Siegel, Chairman of the Special Committee, met with representatives of ThinkEquity at its offices to review the draft of the fairness opinion. On November 19, 2018 ThinkEquity delivered its fairness opinion to the Special Committee.

On November 21, 2018 Mr. Elliott met with the Special Committee to provide an update on the status of the proposed transaction. On November 21, 2018 Level Brands’ corporate counsel also circulated initial drafts of the Merger Agreement and the other transactional documents to legal counsel for Cure Based Development.

Between November 21, 2018 and December 3, 2018 the parties negotiated the terms of the Merger Agreement and the other transactional documents, and on December 3, 2018 the Merger Agreement was executed by the parties.

On November 30, 2018 the board of directors met and the Special Committee delivered its report and recommendations that the board approve the terms of the proposed transaction contained in the draft Merger Agreement and other transactional documents provided to the board members. At this meeting Mr. Elliott is authorized to execute the Merger Agreement on Level Brands’ behalf with such additional revisions as he and the Special Committee, in consultation with its corporate counsel, deem advisable and in the best interests of Level Brands.

On December 12, 2018 the board of directors of Level Brands met and approved various pre-closing matters related to the ultimate closing of the Merger Agreement once the Farm Bill was signed into law by the President of the United States.

On the morning of December 20, 2018, following the announcement that the President of the United States would sign the Farm Bill, senior management of Level Brands, representatives of its corporate counsel, senior management of Cure Based Development and its legal counsel held a pre-closing conference call. Later that afternoon, following the signing into law of the Farm Bill by the President of the Untied States, the Merger Agreement closed and the parties entered into the related transactional documents, including the employment agreements with Mr. Coffman and Ms. Dunayer described elsewhere in this proxy statement.

Board recommendation

After discussion and deliberation based on the information considered during its evaluation of the proposed transaction with Cure Based Development, and based upon the recommendation of the Special Committee, our board of directors approved the Merger, the Merger Agreement and the related transactional documents. Accordingly, our board recommends that you vote FOR proposal 3. For more information regarding the factors considered by our board in reaching its decision, see the section entitled "The Transaction—Reasons for the Transaction" below.

Reasons for the Transaction

As described above in the section entitled "Background of the Transaction," the Special Committee, in evaluating the Transaction, consulted with our senior management and our legal and financial advisors, and, in reaching its decision to approve the Transaction and recommend the Transaction to our board of directors or approval, including the Merger Agreement and related transactional documents, the Special Committee discussed and considered a variety of factors weighing positively in favor of the Transaction, including, but not limited to, the following:

Strategic Benefits. The Special Committee considered our senior management's belief that the Transaction would position Level Brands in the emerging CBD market with an opportunity for significant growth and a subsequent increase in shareholder value. More specifically, the Special Committee considered management’s perspective, among others:

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having control and ownership of the business versus a licensing agreement (as Level Brands’ had with Isodiol International Inc.), would provide greater control over the ability to execute on the growth strategy by directly overseeing the sales and marketing direction, product creation and distribution as well as being able to control the full manufacturing process;

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belief that time to market is critical in this emerging market and our past experience with licensing agreements is that we would not be able to sufficiently impact and direct this key aspect properly, providing the benefit, revenue and profit we would expect;

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the leadership team at Cure Based Development’s strategy, execution capability, and historical success, and combined with the current senior management at Level Brands the belief that synergies existed to increase our ability for success as an emerging business in the public markets;

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the CBD product market, with the passage of the Farm Bill, could create an opportunity significantly beyond our current businesses;

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strengthened financial position, including that the Transaction will create a combined company with greater potential for significant growth as well as reoccurring annual revenue, it will also increase Level Brands' market capitalization and shares of common stock outstanding, which is expected to enhance Level Brand's ability to access the capital markets in the future; and

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the ability of Level Brands’ management team to assist with rapid growth, system integration and infrastructure support for a rapidly growing business.

Furthermore, we believe that, given the favorable strategic fit, the revenue growth potential, and the purchase price, the transaction is expected to be accretive to Level Brands 2019 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding transaction, integration and synergy expenses.

Cure Based Development’s Businesses, Operating Results, Financial Condition and Management.

The Special Committee also considered information with respect to Cure Based Development’s business, operating results and financial condition on both a historical and prospective basis, and the quality, breadth and experience of Cure Based Development's senior management, including the following factors, among others:

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its current marketing and branding strategy and its rapid growth since start up, which Level Brands senior management believed indicated the ability to compete and execute effectively;

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its manufacturing process and direction regarding production as well as product creation, research and development and quality control; and

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its senior managements overall strategy combined with their experience and past historical success with emerging businesses.

Consideration. The Special Committee evaluated the Transaction consideration, taking into account its total value, the all stock nature of the compensation, and the relative amount of First Tranche Shares and Second Tranche shares versus the amount of Earnout Shares and the significant revenue thresholds to be met to trigger the issuance of the Earnout Shares. The consideration was determined through arms' length negotiations between Cure Based Development and Level Brands and was approved by the Special Committee and our board. ThinkEquity did not recommend any specific consideration to us or the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction.

Addition of a Significant Committed Executive and Board Member. The Special Committee considered that Mr. Coffman will have beneficial ownership over approximately 49% of our common stock if this proposal 3 is approved at the 2019 annual meeting, subject to the terms of the irrevocable voting proxy. Mr. Coffman, who founded Cure Based Development and served as its CEO, is now serving as CEO of our cbdMD LLC subsidiary and is a member of our board of directors. Mr. Coffman, who signed a five year employment agreement with cbdMD LLC on the Closing Date, will continue to be involved in the expansion of cbdMD LLC’s operations, will be Level Brands’ single largest shareholder and will be actively involved at the board level.

Terms of the Merger Agreement. In addition to evaluating the reasonableness of the Transaction consideration, the Special Committee considered the overall terms of the Merger Agreement, including the parties' respective representations, warranties, covenants and conditions to their respective obligations in such agreements. In particular, the Special Committee noted the fact that the parties to the Merger Agreement indemnified each other for a number of items, including for breaches of certain representations and warranties, breaches of covenants and certain other matters.

Restrictions on Resales of Stock Issued in the Transaction; No Registration Rights. Another important consideration for the Special Committee was the fact that the shares to be issued in connection with the Transaction will be "restricted securities" under Rule 144 of the Securities Act of 1933, as amended. In addition, the Special Committee noted that the Second Tranche Shares will be subject to the irrevocable voting proxy. Among other things, the Special Committee considered that the First Tranche Shares, and the Second Tranche Shares, following the expiration of the vesting periods, will be subject to the leakout agreement. Additionally, the Special Committee considered that the Cure Brand Development members were not granted any registration rights.

Opinion of Financial Advisor. The Special Committee considered the opinion of ThinkEquity, dated November 15, 2018, addressed to the Special Committee, as to the fairness, from a financial point of view and as of the date of such opinion, and based upon and subject to the conditions and limitations set forth in the opinion to the Special Committee of the consideration to be paid in the transaction, as more fully described in "Opinion of Level Brands' Financial Advisor."

Due Diligence. The Special Committee considered the scope of the due diligence investigation of Cure Based Development, including the availability of audited financial statements on the company, conducted by members of Level Brands’ senior management and Level Brands' legal and financial advisors and evaluated the results.

Other Reasons for the Transaction. The reasons in favor of the transaction considered by the Special Committee also included, but were not limited to, the following:

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the Special Committee's review, with the assistance of our advisors, of the structure of the Transaction, the accounting and tax consequences of the Transaction and the financial and other terms of the Merger Agreement;

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the anticipated increase in interest from new investors because of the combined company's larger size and scope of operations; and

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the potential for future increased trading liquidity for our shareholders.

In addition, the Special Committee took into account a number of potentially negative factors in its deliberations concerning the Transaction, including the following considerations:

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the need to meet initial listing standards of the NYSE American and the adverse impact on our company if we were unable to do so;

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the early stage of Cure Based Development’s operations and early stage of the CBD product market;

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the level of competition in the sale of CBD products, which is only expected to increase following the passage of the Farm Bill, and Level Brands’ ability to effectively compete;

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the possible effect of the Transaction on our stock price, including any effect on the stock price caused by the public announcement of the Transaction and the potential volatility in our stock price, as well as a possible decline in the stock price caused by the ultimate issuance of First Tranche Shares and the Second Tranche Shares;

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the fact that, if the Transaction was not completed (1) the trading price of our shares of common stock could be adversely affected, (2) we will have incurred significant transaction and opportunity costs attempting to complete the Transaction, (3) our business may be disrupted and (4) the market's perceptions of our prospects could be adversely affected;

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the evolving position on CBD products;

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the possibility that litigation might be initiated in regard to the Transaction that could be potentially expensive and burdensome for us to defend;

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the challenges inherent in the combination of two businesses of the size and scope of our company and Cure Based Development and the size of the companies relative to each other, including, the following:

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the possibility that integration costs may be material;

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the possible diversion of management's attention for an extended period of time;

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the potential disruption of, or the loss of momentum in, each company's ongoing businesses before the completion of the transaction; and

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complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating a privately held company with a limited history of operations into a public company;

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the risk that the economic benefits and other synergies that we anticipate as a result of the Transaction are not fully realized or take longer to realize than expected; and

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the impact of the issuance of shares of our common stock as consideration for the transaction on our existing stockholders, including dilution of their ownership and voting interests and this potential change of control of our company over time.

After consideration of these factors, the Special Committee determined that the potential negative factors were significantly outweighed by the potential benefits of the Transaction to our shareholders.

The foregoing discussion of information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Transaction, Merger Agreement and other transactional documents, neither the Special Committee nor the board of directors found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations. Rather, the Special Committee and the board viewed its determinations as being based on the totality of information and factors presented to and considered by it. Moreover, each member of the Special Committee and the board applied his own personal business judgment to the process and may have given different weight to different factors.

For the reasons set forth above, and upon the recommendation of the Special Committee, our board of directors approved the Transaction, including the Merger Agreement, Stock Issuances and associated transactional agreements, and determined that the Transaction was advisable and in the best interest of our shareholders. This explanation of the Special Committee’s and board of directors' reasons for the Transaction and other information presented in this section is forward-looking in nature and, therefore, should be read in the light of the factors described earlier in this proxy statement under "Special Note Concerning Forward-Looking Statements."

Opinion of Level Brands' Financial Advisor

ThinkEquity delivered a draft of the opinion to the Special Committee on November 16, 2018, which ThinkEquity subsequently reviewed in detail with the Chairman of the Special Committee, Mr. Siegel, on November 19, 2018. After that review, ThinkEquity delivered the final opinion on November 19, 2018 to the Special Committee. At the meeting of the Special Committee on November 21, 2018, the Special Committee reviewed and accepted the opinion from ThinkEquity of which the opinion indicated, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid by Level Brands in the Transaction was fair from a financial point of view to Level Brands.

The full text of ThinkEquity's written opinion dated November 15, 2018 is attached as Exhibit A to this proxy statement and is incorporated herein by reference. ThinkEquity has consented to the inclusion of its written opinion dated November 15, 2018 in this proxy statement, and to the description of such opinion and the references to ThinkEquity contained in this proxy statement. Shareholders are urged to read ThinkEquity’s written opinion carefully and in its entirety. ThinkEquity’s opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Transaction. ThinkEquity’s opinion may not be disseminated, quoted, reproduced, summarized, described or referred to or disclosed to any other person, nor shall any public reference to ThinkEquity be made, without its prior written consent. ThinkEquity’s opinion is limited solely to the fairness, from a financial point of view and as of the date of such opinion, to Level Brands of the consideration to be paid by Level Brands in the Transaction and does not address Level Brands' underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to Level Brands. ThinkEquity’s opinion does not constitute a recommendation to any Level Brands’ shareholder as to how such shareholder should vote or act with respect to proposal 3 or any other matter. In arriving at its opinion, ThinkEquity, among other things:

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reviewed historical and projected financial information prepared by Cure Based Development and Level Brands;

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reviewed publicly available non-financial information concerning Cure Based Development;

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conducted discussions with Level Brands and Cure Based Development senior management concerning Cure Based Development’s historical financial results, business prospects and projected financial information;

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reviewed the letter of intent and analyzed the value of the consideration to be issued in the Transaction;

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conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion, including discounted cash flow analysis;

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analyzed certain financial, stock market and other publicly available information relating to the business of other companies whose operations it considered relevant in evaluating those of Cure Based Development; and

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conducted such other analyses and examination and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

In connection with its review, ThinkEquity did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by ThinkEquity for the purpose of its opinion and has, with the consent of the Special Committee, relied on such information being complete and accurate in all material respects. In addition, with the Special Committee’s consent, ThinkEquity did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Cure Based Development or Level Brands, nor was ThinkEquity furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information relating to Cure Based Development, Level Brands and the expected synergies, ThinkEquity assumed, at the direction of the Special Committee, that such financial information was reasonably prepared on a basis reflecting (1) the best currently available estimates and judgments of the management of Cure Based Development and Level Brands as to the future performance of Cure Based Development and such expected synergies (including the amount, timing and achievability thereof) and (2) the best currently available estimates and judgments of the management of Level Brands as to the future performance of Level Brands. ThinkEquity also assumed, at the direction of the Special Committee, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. Additionally, at the direction of Special Committee, ThinkEquity did not apply any effect to valuation based upon the proposed pro forma ownership of the combined company, including, without limitation, Mr. Coffman’s significant beneficial ownership following the Transaction. Finally, at the direction of the Special Committee, ThinkEquity relied on the assessments of Level Brands’ senior management as to Level Brands’ ability to integrate the businesses of Cure Based Development and Level Brands.

ThinkEquity's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to ThinkEquity as of, the date of the opinion. ThinkEquity’s opinion did not address, the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Level Brands or Cure Based Development. In addition, ThinkEquity did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the consideration or otherwise. ThinkEquity’s opinion was approved by a ThinkEquity fairness opinion committee. At the direction of the Special Committee, ThinkEquity was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Transaction, except for the consideration to the extent expressly specified in ThinkEquity’s opinion. With the consent of the Special Committee, ThinkEquity’s opinion does not express any opinion as to what the value of Level Brands’ common stock actually will be when issued pursuant to the Transaction or the price at which Level Brands’ common stock may trade at any time. ThinkEquity is not a tax, legal, regulatory or accounting expert and ThinkEquity assumed and relied upon, without independent verification, the assessments of Level Brands and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering its opinion, ThinkEquity assumed, at the consent of the Special Committee, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that ThinkEquity reviewed, that the Transaction would be consummated in accordance with its terms and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. ThinkEquity also assumed, with the consent of the Special Committee, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Cure Based Development or Level Brands or on the expected benefits to Level Brands of the Transaction. Except as described in this summary, Level Brands and the Special Committee imposed no other instructions or limitations on ThinkEquity with respect to the investigations made or procedures followed by ThinkEquity in rendering its opinion.

ThinkEquity acted as sole book-running manager for our $6.9 million follow-on public offering in October 2018. We paid the firm a fee of $100,000 in connection with its engagement as our financial advisor in the Transaction plus reimbursed it for travel and other out-of-pocket expenses incurred in connection with it engagement, including the fees and expenses of ThinkEquity’s counsel.

The following is a brief summary of the principal financial analyses performed by ThinkEquity to arrive at the opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. ThinkEquity reviewed with the Special Committee the assumptions on which such analyses were based and other factors. No limitations were imposed by the Special Committee with respect to the assumptions made, procedures followed, limitations of the review undertaken, qualifications contained and other matters considered by Think Equity in rendering its opinion.

Selected M&A Transactions Reviewed

ThinkEquity reviewed recent merger and acquisition transactions (“M&A transactions”) involving companies with CBD products. M&A transactions in Cure Based Development LLC’s (“CBDMD”) industry with comparable financial profiles is limited. Public information related to the selected transactions is not available to generate enterprise value to last twelve months’ EBITDA multiples or enterprise value to last twelve months ' revenue multiples. ThinkEquity noted that M&A transaction analyses are not sufficient to derive an indicated range of enterprise values for CBDMD.

Selected Public Companies Reviewed

ThinkEquity reviewed publicly traded comparable companies, including companies with consumer facing CBD products and excluding medical and recreation THC focused cannabis companies, biotech and specialty pharma companies develop drugs using CBD and companies whose operations are primarily focused on growing hemp. For purposes of its analysis, ThinkEquity used certain publicly available historical financial data and consensus equity analyst estimates for the selected public companies. ThinkEquity noted that none of the comparable companies trade on a US senior stock exchange (Nasdaq, NYSE or NYSE American) and the primary stock exchanges for the two companies for which forward analyst estimates are available trade are foreign exchanges (the Canadian Securities Exchange and the ASX).

As of November 14, 2018
Future estimates compiled by Bloomberg LP
Multiples greater than 100x due to Revenue or Net Income of approximately $1 million or less are excluded in the above table and averages.

(1)	Fiscal year ended 3/31/17 shown for CY2016 and CY2017

(2)	Fiscal years ended June 30th

The comparable company group currently trades at valuations from approximately $20 million $1 billion enterprise value, with the CBD industry leader Charlotte's Web Holdings, Inc. (“CWEB”) commanding the highest valuation. Projected 2018 sales range from $0 to CWEB’s $82 million.

Applying the mean multiples of EV/Revenue and Equity Value/Revenue for 2018 and 2019 from CWEB and Elixinol Global Limited, the two companies for which analyst estimates are available, to CBDMD’s projected revenue for 2018 and 2019, results in an implied enterprise value range for CBDMD of $61 million to $114 million. ThinkEquity noted that regardless of CBDMD’s 2018 revenue, the value of the 15,250,000 Shares comprised of the initial share consideration and the fully vested vesting share consideration, at the $3.95 volume weighted average price for the twenty trading days prior to the date hereof, is $60.3 million. If CBDMD achieves the $20 million net revenue hurdle in the first marking period resulting in the issuance of 3,812,500 shares of contingent share consideration, then the aggregate value of the 19,062,500 shares issued is $75.3 million.

ThinkEquity noted that CBDMD is still experiencing significant growth, and EBITDA margins have not yet stabilized, and determined it was not possible to develop a meaningful indication of value for CBDMD using selected public companies. Comparable public companies and selected M&A transactions were primarily used to assess the reasonableness of CBDMD’s implied multiples using the discounted cash flow analysis.

Discounted Cash Flow Analysis

ThinkEquity performed a discounted cash flow analysis of the projected unlevered free cash flows of CBDMD for the fiscal years ending December 31, 2018 through December 31, 2022, based on financial projections provided by CBDMD. ThinkEquity defined free cash flow as the cash generated by the company's existing businesses and future new initiatives that is available either to reinvest, reduce its debts, or to distribute to shareholders.

The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing an appropriate cost of capital for the discount rate, which reflects the relative risk associated with these cash flows as well as the rates of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles to CBDMD.

ThinkEquity used a discount rate of 20% to discount the projected unlevered free cash flows related to CBDMD's existing product lines, its future new initiative growth opportunities, and the estimated terminal value.

ThinkEquity calculated the projected unlevered free cash flows by taking CBDMD’s earnings before interest and taxes (EBIT), subtracting taxes, adding back depreciation and amortization, and subtracting capital expenditures and changes in working capital.

ThinkEquity calculated the terminal value in 2022 using a perpetuity growth formula by capitalizing the normalized fiscal 2022 free cash flow using a 3.0% terminal growth rate and a discount rate of 20%.

ThinkEquity used a 5x revenue multiple valuation for terminal value because CBDMD does not have composition-of-matter IP protection which creates uncertainty about barriers to market and future competition.

Based on these assumptions, the discounted cash flow analysis indicated an estimated enterprise value for CBDMD of $85 million to $105 million. Based on ThinkEquity’s estimated enterprise value range, the implied range of multiples of enterprise value to 2018 estimated revenue is 13.5x to 16.7x. This compares to 12.3x for CWEB, the only comparable public company for which forward estimates are available and revenue growth is expected to exceed 100% for 2018 and 2019 (105% and 113%, respectively).

Summary of Analyses

ThinkEquity concluded M&A transaction analyses, as described above, are not sufficient to derive an indicated range of enterprise values for CBDMD.

Comparable public company analyses is limited, given the limited number of companies for which forward estimates are available, the stage of growth of the comparable public companies and CBDMD and the absence of any US senior exchange-listed comparable companies. Comparable public company enterprise value to 2018 estimated revenue multiples imply an enterprise values of $61 million, which ThinkEquity compared to $60.3 million in fixed consideration to CBDMD; enterprise value to 2019 estimated revenue multiples imply an enterprise value of $111 million, which ThinkEquity compared to $75.3 in consideration value to CBDMD if CBDMD earns the first tranche of contingent share consideration.

The range of indicated enterprise values for CBDMD that ThinkEquity derived from discounted cash flow analysis are $85 million to $105 million, which ThinkEquity compared to $120.5 million in aggregate consideration to CBDMD over five years if the full contingent share consideration is earned.

Interests of Certain Persons in the Transaction

Except as described below, none of our directors or executive officers have any interests in the Transaction that were different from, or in addition to, the interests of our shareholders generally. The Special Committee and our board of directors was aware of the interests described below and considered them, among other matters, in evaluating the Transaction, approving the Merger and the Merger Agreement and the related transactional documents and recommending that our shareholders vote in favor of proposal 3.

Following the Closing Date, CBDH issued Mr. Martin A. Sumichrast, our Chairman of the board and CEO, a warrant expiring on December 31, 2019, exercisable at $90.00, to purchase a 9% membership interest in CBDH. As a result of this warrant, and assuming CBDH ultimately distributes the securities to its members, Mr. Sumichrast will be entitled to receive 787,500 Second Tranche Shares and up to 1,372,500 Earnout Shares. The shares, which are issuable to Mr. Sumichrast if distributed by CBDH to its members, will also be subject to the leakout and voting proxy agreements described earlier in this section. The warrant was exercised by Mr. Sumichrast on January 20, 2019.

Mr. William F. Raines, III, a director nominee, has from time to time acted as an executive officer or manager of Board Investor Group III LLC, a member of Cure Based Development. Upon the approval of proposal 3, if Cure Based Development subsequently distributes the First Tranche Shares of our common stock which will be issued following the 2019 annual meeting, Board Investor Group III LLC would be entitled to receive 855,000 of such First Tranche Shares based upon the membership information of Cure Based Development provided to us prior to the Closing Date. Mr. Raines, however, has advised us that he is not a member of Board Investor Group III LLC and has no beneficial ownership over any shares of our common stock which may be distributed to that entity by Cure Based Development as a result of his relationship with Board Investor Group III LLC.

Level Brands’ board of directors following the Closing Date of the Transaction

On the Closing Date Mr. Coffman, a founder and CEO of Cure Based Development, was appointed to our board of directors. Mr. Coffman, who also serves as CEO of our cbdMD LLC subsidiary, is not considered “independent” within the rules of the NYSE American.

Material U.S. federal income tax consequences of the Transaction to the Level Brands’ shareholders

Because our existing shareholders did not receive any consideration in the Transaction, they did not recognize gain or loss in connection with the Transaction with respect to their shares of our common stock.

Accounting treatment of the Transaction

Level Brands will account for this transaction under the acquisition method as described in Financial Accounting Standards Board Accounting Standards Codification 805 — “Business Combinations”, under which all assets and liabilities will be recorded at their fair market values as of the date of the acquisition. Purchase consideration in excess of the net assets acquired will be recorded as goodwill.

Federal securities law consequence; restrictions on transfer

If proposal 3 is approved, the First Tranche Shares and the Second Tranche Shares, as well as the Earnout Shares if issued in accordance with the terms of the Merger Agreement, will be issued to the Cure Based Development members in a private placement transaction under the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended, as the offer and sale of the Level Brands’ shares does not involve a public offering of Level Brands’ common stock. Each Cure Based Development member has represented to us that such member is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended. The certificates representing the Level Brands shares will bear legends that such securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws or an exemption from registration thereunder. We did not grant the Cure Based Development members any registration rights with respect to the Transaction. In addition, the First Tranche Shares and Second Tranche Shares will be subject to the terms of the leakout agreements, and the Second Tranche Shares will be subject to the terms of the irrevocable voting proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
PROPOSAL 3 AUTHORIZING THE STOCK ISSUANCES

PROPOSAL 4

NAME CHANGE

General

On February 8, 2019, our board of directors declared it advisable and in our best interest and directed that there be submitted to the shareholders for approval, the prospective amendment to our articles of incorporation, a copy of which is attached hereto as Exhibit B (the “Amendment”), to change the name of our company to “cbdMD, Inc.”

If this proposal 4 is approved, the Name Change will become effective on the date the Amendment is filed with the Secretary of State of the State of North Carolina, or such later date as is specified in the filing. We expect the Amendment to become effective as soon as practicable following the 2019 annual meeting.

Reasons for the Name Change

With the closing of the Mergers, we expect that the health and wellness segment of our company will constitute the primary focus of our business. We will continue to operate our other segments, but to better reflect our focus we believe a name change will better help us to be recognized as a market leader of cannabidiol (CBD) brand products.

Effects of Name Change

If the Shareholders approve the Name Change, the Name Change will become effective upon filing of the Amendment. Concurrently we expect to change the ticker symbol of our common stock which is listed on the NYSE American, and will be required to obtain a new CUSIP number for our common stock. While the name change will cause us to incur certain administrative costs, our board of directors believes that any potential confusion and costs associated with the Name Change will be outweighed by the expected benefits of the Name Change.

The Name Change will not have any effect on the rights of our existing shareholders.

Shareholders will not be required to exchange stock certificates solely to reflect the new corporate name. If a physical certificate represents a shareholder’s shares of our common stock currently, that certificate will continue to represent such shareholder’s ownership of such shares. It will not be necessary for shareholders to surrender stock certificates bearing our former corporate name. When physical certificates are presented for transfer in the ordinary course, new certificates bearing the new corporate name will be issued.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NAME CHANGE

PROPOSAL 5

APPROVAL OF THE AMENDMENT TO OUR 2015 EQUITY COMPENSATOIN PLAN

General

At the annual meeting, our shareholders will be asked to approve an amendment to the 2015 Equity Compensation Plan (the “2015 Plan”) increasing the number of shares which are available for issuance under it to 2,000,000 shares. On June 2, 2015, our board of directors and shareholders adopted our 2015 Plan initially covering 1,175,000 shares of common stock. The 2015 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2015 Plan will automatically increase on the first trading day of January each calendar year during the term of the 2015 Plan, beginning with calendar year 2016, by an amount equal to 1% of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 100,000 shares of common stock. As of March 18, 2019, there are a total of 1,415,105 shares of our common stock available for issuance under the 2015 Plan, and there are outstanding awards for an aggregate of 469,650, leaving 945,455 shares available for future grants.

The board of directors, upon recommendation of the Compensation Committee, believe that it is in our best interest to increase the maximum number of shares of common stock available for grant under the 2015 Plan so as to maintain its purpose, which is to enable us to offer to our employees, officers, directors and consultants, whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company. Additionally, the 2015 Plan is intended to assist in further aligning the interests of our executives and employees to those of our other shareholders.

In making the recommendation of an increase in the number of shares available for issuance under the 2015 Plan, our board of directors noted that our employee base has expanded with the recent closing of the Mergers with Cure Based Development, and that we expect to continue to add employees as the company grows. Accordingly, on February 8, 2018, our board of directors adopted, subject to shareholder approval, an amendment to the 2015 Plan increasing the number of shares of common stock that may be issued under that plan to 2,000,000. All other terms of the 2015 Plan remain unchanged.

New Plan Benefits

The 2015 Plan is administered by the Compensation Committee. Awards under the 2015 Plan are subject to the discretion of the Compensation Committee, and no determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the 2015 Plan if the amendment is approved by our shareholders. Therefore, it is not possible to determine the future benefits that will be received by participants.

Certain tables appearing elsewhere in this proxy statement under the general heading “Executive Compensation,” including the Executive Compensation - Summary Compensation Table and Executive Compensation - Outstanding Equity Awards at Fiscal Year End table, set forth information with respect to prior awards granted to our named executive officers under the 2015 Plan. In addition, the Principal Shareholders - Securities Authorized for Issuance under Equity Compensation Plans table provides information as of September 30, 2018, regarding the equity outstanding under our equity compensation plans, the weighted average exercise price of outstanding equity, and the number of securities remaining available for issuance.

Summary of the 2015 Plan

The following summary of the 2015 Plan is not intended to be complete and is qualified in its entirety by reference to the 2015 Plan which is filed as Exhibit 3.8 to our Offering Statement on Schedule 1-A as filed with the Securities and Exchange Commission on September 18, 2017. See “Where You Can Obtain More Information” appearing later in this proxy statement.

Plan options may either be:

●
incentive stock options (ISOs);

●
non-qualified options (NSOs);

●
awards of our common stock; or

●
rights to make direct purchases of our common stock which may be subject to certain restrictions

Any option granted under the 2015 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plan further provides that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. In the event of any stock split of our outstanding common stock, the board of directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

Summary of Federal Tax Consequences

Set forth below is a brief summary of the U.S. federal income tax consequences of awards under the 2015 Plan. This summary is not a complete description of the applicable tax consequences, and it is subject to any changes in applicable tax rules. The discussion is general in nature and does not take into account a number of considerations which may apply based on the circumstances of a particular participant, and should not be relied upon as tax advice.

Generally, a grant under the 2015 Plan of shares of our common stock which are subject to vesting and transfer restrictions will not result in taxable income to the recipient for U.S. federal income tax purposes or a tax deduction to us in the year of the grant. Instead, the value of the shares will generally be taxable to the recipient as ordinary income in the years in which the restrictions on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions lapse. Any recipient, however, may elect pursuant to Section 83(b) of the Internal Revenue Code to treat the fair market value of the shares on the date of grant as ordinary income in the year of the grant, provided the recipient makes the election within 30 days after the date of the grant. In any case, we would receive a corresponding deduction corresponding to the amount of compensation included in the recipient's income in the year in which that amount is so included. In accordance with applicable regulations, we will require the recipient to pay to us an amount sufficient to satisfy any withholding taxes in respect of such compensation income at the time the restrictions on the shares lapse or the recipient makes a Section 83(b) election. If we withhold shares to satisfy this withholding tax obligation, instead of cash, the recipient nonetheless will be required to include in income the fair market value of the shares withheld.

Other Tax Consequences. State tax consequences may in some cases differ from those described above. In addition, awards made under the 2015 Plan may be made to persons who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL
 OF THE AMENDMENT TO THE 2015 PLAN

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the 2019 annual meeting. If, however, other matters properly come before the 2019 annual meeting, the accompanying proxy authorizes the person named as proxy or his substitute to vote on such matters as he determines appropriate.

DISSENTER'S RIGHTS

Under North Carolina law there are no dissenter's rights available to our shareholders in connection with any matter submitted to a vote of our shareholders at the 2019 annual meeting.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of honest and ethical conduct in running our business efficiently, serving our shareholders interests and maintaining our integrity in the marketplace. To further this commitment, we have adopted our Code of Conduct and Business Code of Ethics, which applies to all our directors, officers and employees. To assist in its governance, our board has formed three standing committees composed entirely of independent directors, Audit, Compensation and Corporate Governance and Nominating committees. A discussion of each committee’s function is set forth below. We have implemented a Whistleblower Policy and provide multiple ways in which perceived unethical conduct can be anonymously reported. The Code of Ethics and the Whistleblower Policy are posted on our Internet website at www.levelbrands.com, under the “Investor Relations—Corporate Governance” tab.

Our bylaws, the charters of each board committee, the independent status of a majority of our board of directors, and our Code of Conduct and Business Code of Ethics provide the framework for our corporate governance. Copies of our bylaws, committee charters, Code of Conduct and Business Code of Ethics may be found on our website at www.levelbrands.com. Copies of these materials also are available without charge upon written request to our Corporate Secretary.

Board of directors

The board of directors oversees our business affairs and monitors the performance of management. In accordance with our corporate governance principles, the board of directors does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chairman and Chief Executive Officer and our Chief Financial Officer/Chief Operating Officer and by reading the reports and other materials that we send them and by participating in board of directors and committee meetings. Directors are elected for a term of one year. Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum of directors then exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the shareholders.

Board leadership structure and board’s role in risk oversight

Mr. Martin A. Sumichrast serves as both our Chief Executive Officer and Chairman of our board of directors. Messrs. Shriver, Siegel, Sellers and Morris are each considered an independent director within the meaning of Section 803 of the NYSE American LLC Company Guide. We do not have a “lead” independent director.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management process designed and implemented by management are adequate and functioning as designed. To do this, the chairman of the board meets regularly with management to discuss strategy and the risks facing our company. The Chief Financial Officer attends the board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters. The chairman of the board and independent members of the board work together to provide strong, independent oversight of our company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Board committees

The board of directors has standing Audit, Compensation, Compensation and Corporate Governance and Nominating committees. Each committee has a written charter. The charters are available on our website at www.levelbrands.com. All committee members are independent directors. Information concerning the current membership and function of each committee is as follows:

Director	Audit Committee Member	Compensation Committee Member	Corporate Governance and Nominating Committee Member
Anthony K. Shriver		✓
Seymour G. Siegel	✓*	✓
Bakari Sellers	✓		✓*
Gregory C. Morris	✓	✓*	✓

*
denotes chairperson.

Audit Committee

The Audit Committee assists the board in fulfilling its oversight responsibility relating to:

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the integrity of our financial statements;

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our compliance with legal and regulatory requirements; and

●
the qualifications and independence of our independent registered public accountants.

The Audit Committee has the ultimate authority to select, evaluate and, where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel, as it deems necessary to carry out its duties. The Audit Committee is also responsible for performing other related responsibilities set forth in its charter.

The Audit Committee is composed of three directors, Messrs. Siegel, Sellers and Morris, each of whom has been determined by the board of directors to be independent within the meaning of Section 803 of the NYSE American LLC Company Guide. In addition, Mr. Siegel meets the definition of “audit committee financial expert” under applicable SEC rules. The Audit Committee met four times during the fiscal year ended September 30, 2018.

Compensation Committee

The Compensation Committee assists the board in:

●
determining, in executive session at which our chief executive officer is not present, the compensation for our Chief Executive Officer or president, if such person is acting as the Chief Executive Officer;

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discharging its responsibilities for approving and evaluating our officer compensation plans, policies and programs;

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reviewing and recommending to the board regarding compensation to be provided to our employees and directors; and

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administering our equity compensation plan.

The Compensation Committee is charged with ensuring that our compensation programs are competitive, designed to attract and retain highly qualified directors, officers and employees, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our shareholders. The Compensation Committee is composed of three directors, Messrs. Morris, Shriver and Siegel, each of whom has been determined by the board of directors to be independent within the meaning of Section 803 of the NYSE American LLC Company Guide. The Compensation Committee met four times during the fiscal year ended September 30, 2018.

Use of Outside Advisors. All compensation decisions are made with consideration of the committee’s guiding principles to provide competitive compensation for the purpose of attracting and retaining talented executives and of motivating our executives to achieve improved Level Brands’ performance, which ultimately benefits our shareholders. The committee has the sole authority to retain and terminate any advisors, including independent counsel, compensation consultants and other advisors to assist as needed, and has sole authority to approve the advisors’ fees, which will be paid by us, and the other terms and conditions of their engagement. The committee considers input and recommendations from management, including our Chief Executive Officer (who is not present during any committee deliberations with respect to his compensation) in connection with its review of our compensation programs and its annual review of the performance of the other executive officers. During fiscal 2018 the committee engaged the services of an independent compensation consultant, Pearl Meyer & Partners, to provide it with an executive pay review. The committee takes into consideration the recommendations of the outside compensation consultant and our Chief Executive Officer, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee:

●
assists the board in selecting nominees for election to the board;

●
monitor the composition of the board;

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develops and recommends to the board, and annually reviews, a set of effective corporate governance policies and procedures applicable to our company; and

●
regularly review the overall corporate governance of our company and recommends improvements to the board as necessary.

The purpose of the Corporate Governance and Nominating Committee is to assess the performance of the board and to make recommendations to the board from time to time, or whenever it shall be called upon to do so, regarding nominees for the board and to ensure our compliance with appropriate corporate governance policies and procedures. The Corporate Governance and Nominating Committee is comprised of two directors, Messrs. Sellers and Morris, each of whom have been determined by the board of directors to be independent within the meaning of Section 803 of the NYSE American LLC Company Guide. The Corporate Governance and Nominating Committee met one time during the fiscal year ended September 30, 2018.

Shareholder nominations

Shareholders who would like to propose a candidate to serve as a member of our board of directors may do so by submitting the candidate’s name, resume and biographical information to the attention of our Corporate Secretary. All proposals for nomination received by the Corporate Secretary will be presented to the Corporate Governance and Nominating Committee for appropriate consideration. It is the policy of the Corporate Governance and Nominating Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on our board of directors. The Corporate Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board of directors and the committee does not perceive a need to increase the size of the board of directors. In order to avoid the unnecessary use of the Corporate Governance and Nominating Committee’s resources, the committee will consider only those director candidates recommended in accordance with the procedures set forth below. To submit a recommendation of a director candidate to the Corporate Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Corporate Secretary of Level Brands at our main office:

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the name and address of the person recommended as a director candidate;

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all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

●
the written consent of the person being recommended as a director candidate to be named in the proxy statement as a nominee and to serve as a director if elected;

●
as to the person making the recommendation, the name and address, as they appear on our books, of such person, and number of shares of our common stock owned by such person; provided, however, that if the person is not a registered holder of our common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of our common stock; and

●
a statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person.

Code of Ethics and Conduct and Insider Trading Policy

In January 2017 we adopted a Code of Ethics and Conduct which applies to our board of directors, our executive officers and our employees. The Code of Ethics and Conduct outlines the broad principles of ethical business conduct we adopted, covering subject areas such as:

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conflicts of interest;

●
corporate opportunities;

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public disclosure reporting;

●
confidentiality;

●
protection of company assets;

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health and safety;

●
conflicts of interest; and

●
compliance with applicable laws.

A copy of our Code of Ethics and Conduct is available on our website at www.levelbrands.com.

Additionally, all of our directors, officers, employees and consultants are subject to our Insider Trading Policy. Our Insider Trading Policy prohibits the purchase, sale or trade of our securities with the knowledge of material nonpublic information. In addition, our Insider Trading Policy prohibits our employees, officers, directors, and consultants from trading on a short-term basis, engaging in a short sale of our securities, engaging in transactions in puts, call or other derivatives tied to our securities, engaging in hedging transactions, holding any of our securities in a margin account or otherwise pledging our securities as collateral for a loan. Any transactions by our directors, officers, employees and consultants must be first pre-cleared by our Chief Executive Officer or our Chief Financial Officer in an effort to assist these individuals from inadvertently violating our Insider Trading Policy. Our Insider Trading Policy also fixes certain quarterly and event specific blackout periods.

Compensation of directors

Independent Director Compensation Program

In December 2016, our board of directors adopted a compensation plan for our independent directors which was amended by the board in January 2017. This compensation plan, which was in place during a portion of fiscal 2018, provided that our independent directors would be compensated as follows:

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an annual retainer of $10,000 upon joining the board for the first time, paid with the issuance of stock;

●
an annual retainer for committee chairpersons of $15,000 for the Audit Committee Chairman, $5,000 for the Compensation Committee Chairman and $2,500 for the Corporate Governance and Nominating Committee Chairman;

●
an annual retainer for committee members of $6,000 for service on the Audit Committee, $2,000 for service on the Compensation Committee and $1,000 for service on the Corporate Governance and Nominating Committee; and

●
$1,500 for each scheduled board meeting attended.

In addition, board members were reimbursed for out-of-pocket expenses related to participation in board and committee meetings.

In August 2018, after reviewing the results of an independent compensation study on public company executive and board compensation and upon recommendation of the Compensation Committee of our board of directors, the board of directors adopted a new compensation program for our independent directors for the 2018 board term which began on March 22, 2018 which includes:

Options to purchase 7,000 shares of common stock

Annual retainer (cash)	$23,000

Annual NSO option grant under our 2015 Equity Compensation Plan, 10 year term, vesting on date of grant; exercise price equal to fair market value on date of grant, cashless exercise	Options to purchase 7,000 shares of common stock

Annual Board committee retainers (cash):
Audit Committee Chair:	$15,000
Audit Committee member:	$7,500
Compensation Committee Chair:	$6,000
Compensation Committee member:	$3,000
Corporate Governance and Nominating Committee Chair:	$4,000
Corporate Governance and Nominating Committee member:	$2,000

In addition, board members are reimbursed for out-of-pocket expenses related to participation in board and committee meetings.

Fiscal 2018 Director Compensation

The following table sets forth the compensation paid or earned for the fiscal year ended September 30, 2018 by our directors. Our non-independent directors do not receive compensation for their services as directors.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($) (1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Erik Sterling (2)	26,500	-	16,030	-	-	-	42,530
Anthony K. Shriver	27,500	-	16,030	-	-	-	43,530
Seymour G. Siegel	42,500	-	16,030	-	-	-	58,530
Bakari Sellers	36,000	-	16,030	-	-	-	52,030
Gregory C. Morris	40,000	-	16,030	-	-	-	56,030

(1)
Represents the grant date value of the options granted during the year, determined in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 10 of the notes to our consolidated financial statements appearing in our 2018 10-K.

(2)	Mr. Sterling served as a member of our board of directors from April 2015 until December 2018.

Audit Committee Report

Report of the Audit Committee of the Board of Directors

The primary function of the Audit Committee is to assist the board of directors in its oversight of our financial reporting processes. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.

With respect to the fiscal year ended September 30, 2018, in addition to its other work, the Audit Committee:

●
reviewed and discussed with management and Cherry Bekaert LLP , our independent registered public accounting firm, our audited consolidated financial statements as of September 30, 2018 and the fiscal year then ended;

●
discussed with Cherry Bekaert LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent registered public accounting firm during its examination of our financial statements; and

●
received from Cherry Bekaert LLP written affirmation of its independence as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, the Audit Committee discussed with Cherry Bekaert LLP, its independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

The Audit Committee recommended, based on the review and discussion summarized above, that the board of directors include the audited consolidated financial statements in the 2018 10-K for filing with the SEC.

Dated: December 12, 2018	Audit Committee of the board of directors of Level Brands, Inc.

/s/ Seymour G. Siegel, Chairman
/s/ Bakari Sellers
/s/ Gregory C. Morris

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended, during 2018 and Forms 5 and amendments thereto furnished to us with respect to the year ended September 30, 2018, as well as any written representation from a reporting person that no Form 5 is required, we are not aware that any officer, director or 10% or greater stockholder failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the year ended September 30, 2018.

EXECUTIVE COMPENSATION

Executive officers

Name	Positions
Martin A. Sumichrast	Chairman of the Board, Chief Executive Officer and President
Mark S. Elliott	Chief Financial Officer and Chief Operating Officer

Executive officers of our company are appointed by the board of directors and serve at the pleasure of the board.

Martin A. Sumichrast. For information regarding Mr. Sumichrast, please see Proposal 1 which appears earlier in this proxy statement.

Mark S. Elliott. Mr. Elliott, 58, has been our Chief Financial Officer since October 2016 and our Chief Operating Officer since January 2017. He has over 30 years of business experience spanning the financial, retail, consulting and government sectors and includes time at Fortune 500 and regional firms. Mr. Elliott began his career in the technology arena and worked with such Fortune 500 companies as JCPenney and First Union National Bank within their corporate headquarters. Mr. Elliott moved into the consulting arena as a regional technology specialist and eventually moved into senior management as a Director for Contract Data Services (acquired by Inacom Information Systems). This position involved all aspects of the business including staff management, business development, strategy, and managing the profitability of multiple divisions. Mr. Elliott was a founder and partner of Premier Alliance Group (now named root9B Holdings, Inc.) ( NASDAQ:RTNB) and was the Chairman and CEO of the company from 2004 to 2013 where he oversaw the strategic direction and operation of the company. He directed the transformation of the company to a public market company and successfully oversaw and integrated six merger and acquisition transactions that strategically positioned the company. Mr. Elliott has had compliance, financial reporting, and strategic responsibilities within the company (serving as the CFO also from 2004 to 2010 and as the Chief Administrative Officer of the company from 2014 to 2015). Mr. Elliott is also an independent advisor for Malidan Capital Group a firm specializing in business restructuring and turn around management consulting. Mr. Elliott received a Bachelor of Science degree with a concentration in Computer Science and Management from Marshall University.

Named Executive Officer Compensation in Fiscal 2018

Our named executive officers in fiscal 2018 were Mr. Sumichrast and Mr. Elliott. We completed our initial public offering in November 2017, and in January 2018, after reviewing the various components of executive compensation and the milestones which had been reached by our company with the completion of the public offering, the Compensation Committee increased the base salaries of our named executive officers and provided each of them with a discretionary bonus as described below:

Base Salaries. In January 2018, Mr. Sumichrast received a 125% salary increase from the pre-IPO level resulting in a new base annual salary of $270,000 and Mr. Elliott received a 50% salary increase from the pre-IPO level resulting in a new base annual salary of $180,000. These salary levels were memorialized in the September 2018 executive employment agreements described below.

Discretionary Bonuses. In January 2018, Mr. Sumichrast received a discretionary bonus of $240,000 and Mr. Elliott received a discretionary bonus of $100,000 in recognition of their efforts in connection with our initial public offering. In addition, Mr. Elliott was granted options to purchase 150,000 shares of our common stock.

Later in fiscal 2018, the Compensation Committee as it continued to review the components of our named executive officer’s compensation to determine an appropriate mix for each named executive officer, the Compensation Committee engaged Pearl Meyer & Partners as an independent compensation consultant to provide it with a review of the then exiting compensation arrangements for our named executive officers. Following these reviews, in June 2018 the board of directors, upon the recommendation of the Compensation Committee, adopted executive compensation program for our senior management for fiscal 2018 consisting of a combination of salary, short-term cash incentives and long-term equity incentives which may be earned upon the achievement of corporate performance goals. In September 2018 we entered into new three year employment agreements with the named executive officers, which are described later in this proxy statement.

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for:

●
all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended September 30, 2018;

●
our two most highly compensated named executive officers at September 30, 2018 whose annual compensation exceeded $100,000; and

●
up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as a named executive officer of our company at September 30, 2018.

The value attributable to any option awards is computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 10 of the notes to our consolidated financial statements appearing in our 2018 10-K.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	No equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($) (2)	Total ($)

Martin A. Sumichrast	2018	232,500	240,000	-	-	-	-	-	472,500
Chief Executive Officer	2017 (2)	90,000	-	127,500	-	-	-	-	217,500

Mark S. Elliott	2018	165,000	100,000	-	519,000	-	-	-	784,000
Chief Financial Officer and Chief Operating Officer	2017 (2)	90,000	-	17,000	35,000	-	-	18,000	160,000
———————
(1)
Represents the grant date value of the options and awards granted during the years presented, determined in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the awards are included in Notes 10 and 11 of the notes to our consolidated financial statements appearing in our 2018 10-K.

(2)	Stock and option award information updated to reflect corrected valuations.

Executive Employment Agreements

In January 2017 we entered into employment agreements with each of Mr. Sumichrast and Mr. Elliott, the terms of which are substantially similar, including:

●
the term of each agreement is for one year and it may be extended for additional one year periods at our option upon 60 days’ notice;

●
the executive is entitled to an annual base salary of $120,000. The agreement initially provided that the compensation due Mr. Sumichrast is would accrue until the completion of our initial public offering, after which time all accrued compensation was to be paid to him. In April 2017 the employment agreement with Mr. Sumichrast was amended to provide that we begin paying Mr. Sumichrast his compensation on a current basis;

●
the executive is entitled to a discretion bonus as determined by our board of directors;

●
the executive is entitled to participate in all benefit programs we offer our employees, and such amount of paid vacation as is consistent with his position and length of service to us;

●
the agreement will terminate upon his death or disability and may be terminated by us with or without cause, subject to cure periods, or by the executive at his discretion. The executive is not entitled to any severance or similar benefits upon a termination of the agreement; and

●
the agreement contains customary non-compete, confidentiality and indemnification provisions.

Following the expiration in January 2018 of the terms of the 2017 employment agreements, each of Messrs. Sumichrast and Elliott continued to provide services to us under those agreements. Pending the finalization of a new employment agreement with Mr. Sumichrast, in January 2018, we made the following compensation changes with Mr. Sumichrast:

●
annual base salary of $270,000 effective January 1, 2018; and

●
a discretionary bonus award of $240,000 was set based on the prior year accomplishments.

In addition, pending the finalization of a new employment agreement with Mr. Elliott, in January 2018, we made the following compensation changes with Mr. Elliott:

●
annual base salary of $180,000 effective January 1, 2018; and

●
a discretionary bonus award of $100,000 was set based on the prior year accomplishments.

In May 2018, the board of directors awarded Mr. Elliott options to purchase 150,000 shares of our common stock valued at $519,000, of which options to purchase 75,000 shares vested immediately and options to purchase the remaining 75,000 shares vest in January 2019.

On September 6, 2018 we entered into new employment agreements with each of Mr. Sumichrast and Mr. Elliott, the terms of which are substantially similar, including:

●
the initial term of each agreement is for three years, and it may be extended for additional one year terms by written notice by us at least 60 days before the expiration of the then current term;

●
we agreed to pay Mr. Sumichrast a base salary of $270,000 and Mr. Elliott an initial base salary of $180,000;

●
each executive is eligible for a performance bonus, payable in a combination of cash and awards of common stock, and the performance bonus will be based upon his relative achievement of annual performance goals established by our board of directors upon recommendation of the compensation committee, with input from senior executive management. As of the date of this prospectus the board of directors has not established the performance goals. Any performance bonus stock award will be granted to the executive pursuant to the terms and conditions of our 2015 Equity Compensation Plan or such other compensation plan as may be adopted by our company and our shareholders. In addition, the compensation committee of the board of directors will review each executive's performance on an annual basis, and in connection with such annual review, the executive may be entitled to receive an annual discretionary bonus in such amount as may be determined by the board of directors, upon recommendation of the compensation committee, in its sole discretion;

●
each executive is also entitled to participate in all benefit programs we offer our employees, reimbursement for business expenses and such amount of paid vacation as is consistent with his position and length of service to us;

●
we may terminate each agreement for "cause", upon the executive's death or disability, or without cause, and the executive may terminate the agreement without cause. In each of the employment agreements, “cause” is defined to mean:

●
committing or participating in an injurious and intentional act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against us;

●
committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against us;

●
engaging in a criminal enterprise involving moral turpitude;

●
conviction for a felony under the laws of the United States or any state;

●
violation of any Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which our securities may be listed or quoted for trading;

●
violation of our corporate governance policies which have been formally adopted by the board of directors; or

●
any assignment of the agreement in violation of the terms of the agreement.

●
If we terminate the agreement for cause, or if it terminates upon the executive’s death, or if the executive voluntarily terminates the agreement, neither the executive nor his estate (as the case may be) is entitled to any severance or other benefits following the date of termination. If the agreement is terminated upon his disability, we are obligated to pay him his base salary for three months. If we terminate the agreement without cause or by a "constructive termination" of the agreement, we are obligated to pay him his base salary and provide the benefits he would have otherwise been entitled to for the balance of the then current term of the agreement. Constructive termination is defined under the agreement as the occurrence of one or more of the following events without the express written consent of the executive: (1) a material breach of the agreement by our company; (2) failure by a successor company to assume the obligations under the agreement; and/or (3) a material change in the executive's duties and responsibilities as described under the agreement.

●
in the event of a “change of control” of our company, if the executive's employment is terminated by us without cause within two years of the date of the change of control, or in the 90 days prior to the change of control at the request of the acquiror, we are obligated to pay the executive a lump sum payment equal to the greater of (1) 1.5 times his base salary or (2) all of his base salary remaining to be paid during the initial term, plus all unvested stock options and restricted stock grants will immediately vest and remain exercisable for twelve months from the date of termination. “ Change of control” is defined as mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not we are in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if:

●
any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of our company or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our stock, is or becomes the beneficial owner, directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding securities;

●
during any period of two consecutive years (not including any period prior to the execution of the employment agreement), individuals who at the beginning of such period constitute the board of directors and any new director (other than a director designated by a person who has entered into an agreement with us to effect a certain transactions) whose election by the board of directors or nomination for election by our shareholder’s was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority;

●
we enter into an agreement, the consummation of which would result in the occurrence of a change in control of our company;

●
our shareholders approve a merger or consolidation of our company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) of more than 50% of the combined voting power of the voting securities our company or such surviving entity outstanding immediately after such merger or consolidation; or

●
our shareholders approve a plan of complete liquidation of our company or an agreement for the sale or disposition by us of all or substantially all of our assets.

●
the agreement contains customary non-compete, confidentiality and indemnification provisions; provided, however, that in the event we terminate the agreement without cause or if it terminates upon a change of control, the executive is no longer subject to the non-compete provisions of the agreement.

Outstanding equity awards at year end

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of September 30, 2018.

OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Martin A. Sumichrast	-	-	-	-	-	-	-	-	-

Mark S. Elliott	100,000			7.50	1/1/23
	100,000			4.00	5/1/24
	75,000			4.78	5/29/28
		75,000		4.78	5/29/28

Our equity compensation plans

Information regarding the material terms of our equity compensation plans is contained in Note 11 to the notes to the audited consolidated financial statements appearing in the 2018 10-K.

PRINCIPAL SHAREHOLDERS

At March 18, 2019, we had 10,170,356 shares of our common stock issued and outstanding. The following table sets forth information known to us as of March 18, 2019 relating to the beneficial ownership of shares of our common stock by:

●
each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

●
each director and nominee;

●
each named executive officer; and

●
all named executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 4521 Sharon Road, Suite 450, Charlotte, NC 28211. We believe that all persons, unless otherwise noted, named in the table have sole voting and investment power with respect to all shares of our common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from March 18, 2019, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted.

Name of Beneficial Owner	No. of Shares Beneficially Owned	% of Class

Martin A. Sumichrast (1)	746,434	7.3%
Mark S. Elliott (2)	381,680	3.6%
Anthony K. Shriver (3)	134,500	1.3%
Seymour G. Siegel	9,531	*
Bakari Sellers	9,531	*
Gregory C. Morris	9,531	*
R. Scott Coffman (4)	0	*
All officers and directors as a group (seven persons) (1)(2)(3)(4)	1,291,207	12.3%
Peter J. Ghiloni (Director nominee)	150,000	1.5%
Scott G. Stephen (Director nominee)	21,052	*
William F. Raines, III (Director nominee) (5)	1,342	*
Erik Sterling (6)	1,079,667	10.6%
Jason Winters (7)	1,032,667	10.2%
The Runnels Family Trust (8)	600,000	5.9%

*
Less than 1%

(1)	The number of shares of our common stock owned by Mr. Sumichrast includes:

	•	475,834 shares owned of record by Stone Street Partners, LLC; and

	•	270,600 shares owned of record by Washington Capital, LLC.

Mr. Sumichrast in his position at Stone Street Partners, LLC has the right to direct the vote and disposition of securities owned by Stone Street Partners, LLC. Mr. Sumichrast has voting and dispositive control over securities owned by Washington Capital LLC. Mr. Sumichrast disclaims beneficial ownership of the securities held of record by each of these entities except to the extent of his pecuniary interest therein.

(2)	The number of shares of our common stock beneficially owned by Mr. Elliott includes:

	•	1,680 shares held of record by his spouse's retirement account; and

	•	350,000 shares underlying vested stock options.

(3)
The number of shares of our common stock beneficially owned by Mr. Shriver includes 50,000 shares held of record by Best Buddies® International. Mr. Shriver has voting and dispositive control over securities held of record by Best Buddies® International. He disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)
The number of shares of our common stock beneficially owned by Mr. Coffman excludes (a) rights of Edge to receive 3,684,000 shares of our common stock, and (b) rights of CBDH to receive 8,750,000 shares of our common stock, in both instances if proposal 3 is approved at the 2019 annual meeting. Mr. Coffman holds voting and dispositive control over securities held of record by each of Edge and CBDH. Mr. Coffman disclaims beneficial ownership of the securities held of record by each of Edge and CBDH except to the extent of his pecuniary interest therein. Please see proposal 3 for additional information on these rights.

(5)	The number of shares of our common stock beneficially owed by Mr. Raines includes his pecuniary interest in shares owned of record by Board Investor Group II LLC.

(6)	The number of shares of our common stock beneficially owned by Mr. Sterling includes:

	•	166,667 shares owned of record by the Sterling Winters Living Trust u/t/d/ December 10, 1993 (the "Trust");

	•	583,000 shares owned of record by IM1 Holdings, LLC, a California limited liability company ("IM1 Holdings"); and

	•	283,000 shares owned of record by EE1 Holdings, LLC, a California limited liability company ("EE1 Holdings").

Mr. Sterling and Mr. Jason Winters are co-Trustees of the Trust and have shared voting and dispositive control over securities held by the Trust. The Trust is the manager and a member of each of IM1 Holdings and EE1 Holdings and as manager has voting and dispositive control over securities held of record by IM1 Holdings and EE1 Holdings. Mr. Sterling disclaims beneficial ownership of the securities held of record by the Trust, IM1 Holdings and EE1 Holdings except to the extent of his pecuniary interest therein. Mr. Sterling was a director of Level Brands until December 27, 2018. Mr. Sterling’s address is 39 Princeton Drive, Rancho Mirage, CA 92270. See footnote 6.

(7)	Mr. Winters and Mr. Sterling are co-Trustee of the Trust. The number of shares of our common stock beneficially owned by Mr. Winters includes:

	•	166,667 shares owned of record by the Trust;

	•	583,000 shares owned of record by IM1 Holdings; and

	•	283,000 shares owned of record by EE1 Holdings.

Mr. Winters disclaims beneficial ownership of the securities held of record by the Trust, IM1 Holdings and EE1 Holdings except to the extent of his pecuniary interest therein. Mr. Winters address is 39 Princeton Drive, Rancho Mirage, CA 92270. See footnote 5.

(8)
Mr. G. Tyler Runnels is co-Trustee of The Runnels Family Trust and in such position holds voting and dispositive control over securities held of record by the trust. The number of shares beneficially owned by Mr. Runnels excludes the right of TRW Capital Growth Fund, LLC, an entity over which he holds voting and dispositive control, to receive 250,000 shares of our common stock if proposal 3 is approved at the 2019 annual meeting. Please see proposal 3 for additional information on this right. Mr. Runnels disclaims beneficial ownership of the securities held of record by each of The Runnels Family Trust and TRW Capital Growth Fund, LLC except to the extent of his pecuniary interest therein. Mr. Runnels' address is 2049 Century Park East, Suite 320, Los Angeles, CA 90067.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our shareholders as of September 30, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column

Plans approved by our shareholders:
2015 Equity Compensation Plan	469,650	5.13	845,455
Plans not approved by shareholders	-	-	-

Please see Note 11 of the notes to our audited consolidated financial statements appearing in our 2018 10-K for more information on our 2015 Equity Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee will review any transaction in which we or any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, is, was or is proposed to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of our average total assets at year-end for our last two completed fiscal years. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by the Audit Committee of our board of directors.

During the past three years we have engaged in a number of related party transactions with our directors, executive officers, and owners of 10% or more of our common stock which are described in detail in Note 9 to the notes to consolidated financial statements which appears in our 2018 10-K.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

As of the date of this proxy statement, we had not received notice of any shareholder proposals for the 2018 annual meeting described herein and proposals received subsequent to the date of this proxy statement will be considered untimely. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2020 annual meeting, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Level Brands, Inc.
Attention: Corporate Secretary
4521 Sharon Road, Suite 450
Charlotte, NC 28211

Under Rule 14a-8, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date of our proxy statement release to shareholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Therefore, shareholder proposals intended to be presented at the 2020 annual meeting must be received by us at our principal executive office no later than December 22, 2019 in order to be eligible for inclusion in our 2020 proxy statement and proxy relating to that meeting. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

You may propose director candidates for consideration by the board’s Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for board membership, information regarding the candidate as would be required to be included in a proxy statement filed pursuant to SEC regulations, and a written indication by the recommended candidate of her or his willingness to serve, and should be directed to the Corporate Secretary of Level Brands, Inc. at our principal executive offices at 4521 Sharon Road, Suite 450, Charlotte, NC 28211 within the time period described above for proposals other than matters brought under SEC Rule 14a-8.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

As required, we have filed our 2018 10-K with the SEC. Shareholders may obtain, free of charge, a copy of the 2018 10-K by writing to us at 4521 Sharon Road, Suite 450, Charlotte, NC 28211, Attention: Corporate Secretary, or from our website, www.levelbrands.com.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Level Brands, Inc., Attention: Corporate Secretary, 4521 Sharon Road, Suite 450, Charlotte, NC 28211.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available on our corporate website at www.levelbrands.com and on SEC's web site at http://www.sec.gov. On December 20, 2018 we filed a Current Report on Form 8-K with the SEC for the Transaction, which included as exhibits the Merger Agreement, the employment agreements with each of Mr. Coffman and Ms. Dunayer, the form of leakout agreement, the form of irrevocable voting proxy and the audited financial statements of Cure Based Development. We urge you to read and review these documents prior to voting on proposal 3. In this, this proxy statement also refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Corporate Secretary, Level Brands, Inc., 4521 Sharon Road, Suite 450, Charlotte, NC 28211. Please note that additional information can be obtained from our website at www.levelbrands.com.

 INDEX TO CURE BASED FINANCIAL STATEMENTS

Page No.

Unaudited Prepared by Manaement

Balance Sheets at September 30, 2018 (unaudited) and December 31, 2017	F-2

Statements of Operations (unaudited) for the nine months ended September 30, 2018	F-3

Statement of Cash Flow (unaudited) for the period from January 1, 2018 to September 30, 2018	F-4

Audited Financial Statement

Notes to Unaudited Financial Statements	F-5

Report of Independent Registered Public Accounting Firm	F-11

Balance Sheets of at August 31, 2018 and December 31, 2017	F-12

Statements of Operations for the periods from January 1, 2018 to September 30, 2018
and August 3, 2017 (inception) through December 31, 2017	F-13

Statements of Cash Flows for the periods from January 1, 2018 to September 30, 2018
and August 3, 2017 (inception) through December 31, 2017	F-14

Notes to Financial Statements August 31, 2018 and December 31, 2017	F-15

CURE BASED DEVELOPMENT, LLC
BALANCE SHEETS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

	(Unaudited)
	September 30,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$ 256,850	$ 181,762
Receivable from payment processor	533,862	-
Receivable – other	102,655	-
Note receivable – related party	-	-
Inventory	1,020,259	225,033
Total current assets	$ 1,913,626	$ 406,795

Property and equipment, net	609,309	104,257

Total Assets	$ 2,522,935	$ 511,052

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Accounts payable	$ 139,879	$ -
Notes payable related party	2,010,300	3,500
Customer deposits from related party	265,000	-
Accrued expenses	186,144	15,724
Accrued expenses to related party	42,652	43,972
Total Current Liabilities	$ 2,643,975	$ 63,196

Members' Equity:
Contributed capital	771,053	771,053
Accumulated deficit	(892,093)	(323,197)
Total Members' Equity	$ (121,040)	$ 447,856

Total Liabilities and Members' Equity	$ 2,522,935	$ 511,052

 The accompanying notes to the financial statements are an integral part of these statements.

CURE BASED DEVELOPMENT, LLC
STATEMENT OF OPERATIONS

PERIOD FROM JANUARY 1, 2018 TO SEPTEMBER 30, 2018

(Unaudited)
September 30, 2018

Sales	$ 3,997,927
Less returns and allowances	(101,723)
Net sales	3,896,204

Cost of sales	946,536

Gross profit	2,949,668

Operating expenses	3,446,453
Loss from operations	(496,785)

Interest expense	72,110
Net loss	$ (568,895)

The accompanying notes to the financial statements are an integral part of these statements.

CURE BASED DEVELOPMENT, LLC
STATEMENT OF CASH FLOW

PERIOD FROM JANUARY 1, 2018 TO SEPTEMBER 30, 2018

(Unaudited)
September 30,
2018

Cash flows from operating activities:
Net loss	$ (568,895)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	72,349
Stock issued for compensation	-
Changes in operating assets and liabilities:
Receivable from payment processor	(533,862)
Receivable - other	(102,655)
Note receivable – related party	-
Inventory	(795,226)
Accounts payable and accrued expenses	310,299
Customer deposits from related party	265,000
Accrued expenses to related party	(1,320)
Cash used by operating activities	(1,354,310)

Cash flows from investing activities:
Purchase of property and equipment	(577,402)
Cash used by investing activities	(577,402)

Cash flows from financing activities:
Proceeds from issuance of notes payable	2,140,800
Payments on notes payable	(134,000)
Contributed capital	-
Cash provided by financing activities	2,006,800
Net increase in cash	75,088
Cash and cash equivalents, beginning of period	181,762
Cash and cash equivalents, end of period	$ 256,850

The accompanying notes to the financial statements are an integral part of these statements.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

Note 1—Organization and summary of significant accounting policies

Organization and Nature of Business – Cure Based Development, LLC. ("CBDMD", "we", "us", “our”, or the “Company”) is a Nevada limited liability corporation formed on August 3, 2017. CBDMD manufactures and distributes high quality cannabidiol extracted from hemp plants. The Company operates from their offices located in Charlotte, North Carolina. The Company’s fiscal year end is established as December 31.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates – The preparation of the Company's financial statements have been prepared in accordance with U.S. GAAP, and requires management to make estimates and assumptions that affect amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying financial statements include, but are not limited to, inventory valuation reserves, expected sales returns and allowances, and income taxes, including deferred tax valuation allowances and reserves for estimated tax liabilities. Actual results could differ from these estimates.

Cash and Cash Equivalents – For financial statements purposes, the Company considers all highly liquid investments with a maturity date of less than three months when purchased to be cash equivalents.

Receivable from Payment Processor – The Company primarily sells its products through the internet and has an arrangement to process customer payments with a third-party payment processor. The arrangement with the payment processor requires that the Company pay a fee of 5.95% of the transaction amounts processed. Pursuant to this agreement, there is a 14-day waiting period prior to reimbursement to the Company, as well as a calculated reserve which the payment processor holds back. At September 30, 2018, the receivable from payment processor included $265,648 for the waiting period amount and $268,214 for the reserve amount for a total receivable of $533,862. There were no outstanding amounts receivable from the payment processor at December 31, 2017.

Inventory – Inventory is stated at the lower of cost or net realizable value with cost being determined on a first-in first-out (FIFO) basis. The cost of inventory includes product cost, freight-in, and production labor and overhead. Write-offs of slow moving or damaged inventory are recorded based on management’s analysis of inventory levels, forecasted future sales volume and pricing, and through specific identification of obsolete or damaged products. We perform periodic inventory counts and assess inventory for slow moving products and potential impairments prior to applicable reporting periods.

Property and Equipment – Property and equipment items are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations expense as incurred. Depreciation is charged to expense over the estimated useful lives of the assets using the straight-line method. Generally, the useful lives are five years for manufacturing equipment and three years for leasehold improvements. The cost and accumulated depreciation of property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the statement of operations for the applicable period.

Customer Deposits – Customer deposits consist of payments received in advance of revenue recognition. Revenue is recognized as revenue recognition criteria are met.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

Note 1—Organization and summary of significant accounting policies (continued)

Revenue Recognition – The Company's policy in relation to product sales is to recognize revenue when persuasive evidence of an arrangement exists, shipping has occurred, the sales price is fixed or determinable and collection is probable. The Company records revenue from the sale of its products when risk of loss and title to the product are transferred to the customer, which is upon shipping. Net sales are comprised of gross revenues less expected product returns, trade discounts, and customer allowances. Although the Company does not have a formal return policy, from time to time the Company will allow customers to return certain products.  The Company records returns as a reduction in sales. There were no allowances for sales returns at September 30, 2018 and December 31, 2017.

Cost of Sales – Cost of sales includes costs associated with distribution, labor, materials, freight and manufacturing overhead, including depreciation. Cost of sales also includes the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s statements of operations when the product is sold and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of their net realizable value.

Advertising Costs – The Company expenses all costs of advertising and related marketing and promotional costs as incurred. The Company incurred approximately $857,413 and $28,999 in advertising and related marketing and promotional costs included in operating expenses during the period ended September 30, 2018 and the year ended December 31, 2017, respectively.

Shipping and Handling Fees and Costs – All fees billed to customers for shipping and handling are classified as a component of sales. All costs associated with shipping and handling are classified as a component of cost of goods sold.

Income Taxes – The Company filed an election with the Internal Revenue Service (“IRS”) where, as of
January 1, 2018, the Company would file income taxes as a C-corporation. Prior to January 1, 2018, as a Limited Liability Company, any federal or state income taxes were passed through to its members and, therefore, no provision for income taxes is included in the Company’s financial statements for the period ended December 31, 2017.

For the period ended September 30, 2018, the Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Accounting Standards Codification Topic 740, Accounting for Income Taxes, which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

U.S. GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain tax position that more likely than not would not be sustained upon examination by the IRS. Management has analyzed the tax positions taken by the Company, and has concluded that as of September 30, 2018, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the statements.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

Note 1—Organization and summary of significant accounting policies (continued)

Concentrations – Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company, from time to time, may have amounts on deposit in excess of the insured limits. The Company had uninsured balances at September 30, 2018 and December 31, 2017 of $6,850 and $0, respectively.

Note 2—Inventory

Inventory at September 30, 2018 and December 31, 2017 consists of the following:

	September 30, 2018	December 31, 2017
Finished goods	$ 210,049	$ -
Inventory components	810,210	225,033
	$ 1,020,259	$ 225,033

Note 3—Property and equipment

Major classes of property and equipment at September 30, 2018 and December 31, 2017 consist of the following:

	September 30, 2018	December 31, 2017
Manufacturing equipment	$ 329,732	$ 64,609
Leasehold improvements	146,181	46,183
Manufacturing equipment in transit	212,280	-
	688,193	110,792
Less accumulated depreciation	78,884	6,535
Net property and equipment	$ 609,309	$ 104,257

Depreciation expense was $72,349 and $6,535 for the period ended September 30, 2018 and year ended December 31, 2017, respectively.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

Note 4—Notes receivable – related party

In April 2018, the Company was issued notes in exchange for $210,000 from Edge of Business, LLC. Edge of Business, LLC owns 75.24% of the outstanding equity of the Company and is an affiliate of the CEO of the Company. Between May 2018 and September 2018, $210,000 of these notes receivable were collected by the Company leaving no outstanding balance on September 30, 2018.

On April 23, 2018, the Company was issued a note in exchange for $20,000 from an entity that is owned by a related party. The outstanding balance of $20,000 was paid back on September 14, 2018 and there was no outstanding balance at September 30, 2018.

Note 5—Notes payable – related party

The Company issued $1,430,300 of notes payable between November 2017 and September 2018 to Edge of Business, LLC, an affiliate of the CEO of the Company. The notes are due on demand and bear interest at a rate of a rate of 12%. As of September 30, 2018, $1,430,300 of the notes payable were outstanding and are recorded as a note payable – related party. As of December 31, 2017, $3,500 of the note payable was outstanding and is recorded as a note payable – related party.

On February 21, 2018, the Company issued a $20,000 note payable to an individual, who is the owner of CBD Now, LLC. CBD Now, LLC owns 4.75% of the outstanding equity of the Company. The note is due on February 20, 2019, but also includes an option for the note holder to elect to extend the maturity date to February 20, 2020. The note bears interest at a rate of 12%. As of September 30, 2018, $20,000 of the note payable was outstanding and is recorded as a note payable – related party.

On March 6, 2018, the Company issued a $60,000 note payable to Board Investor Group III. Board Investor Group III owns 14.25% of the outstanding equity of the Company. The note is due on March 5, 2019, but also includes an option for the note holder to elect to extend the maturity date to March 5, 2020. The note bears interest at a rate of 12%. As of September 30, 2018, $60,000 of the note payable was outstanding and is recorded as a note payable – related party.

On April 1, 2018, the Company issued a $500,000 note payable to an individual, who is the owner of CBD Now, LLC. The note is due on March 31, 2019, but also includes an option for the note holder to elect to extend the maturity date to March 31, 2020. The note bears interest at a rate of 12% and interest is paid monthly. As of September 30, 2018, $500,000 of the note payable was outstanding and is recorded as a note payable – related party.

Note 6—Members’ equity

The Company received $700,000 between July 2017 and December 2017 from three investors in exchange for LLC shares of the Company. This amount is recorded as contributed capital.

In November 2017, the Company entered into an agreement with the recently hired president and in connection with her employment, whereby the Company would issue member units that would amount to 5% of the outstanding equity of the Company. As a result of this agreement the Company issued 526,316 units which were valued at $71,053. This amount was recorded as a component of operating expenses for the period ended December 31, 2017.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

Note 7—Related party transactions

During the nine month period ended September 30, 2018, the Company received $265,000 from Verdure Holdings LLC for future orders of the Company’s products. Verdure Holdings LLC is an affiliate of the CEO of the Company. This amount is recorded as customer deposits from related party on the accompanying balance sheet.

The Company leases office space and also is provided administrative and IT services from Data Tech
Systems, LLC. WMM LLC has majority ownership of Data Tech Systems, LLC. WMM LLC is an affiliate of the CEO of the Company and other Company shareholders. Total payments for the nine month period ended September 30, 2018 were $48,579 to Data Tech Systems, LLC. No payments were made to Data Tech Systems, LLC for the period ended December 31, 2017.

The Company leases its manufacturing facility from Wicker Minuet, an entity partially owned by a related party. Total payments to Wicker Minuet for the nine month period ended September 30, 2018 and period ended December 31, 2017 were $51,000 and $9,000, respectively.

As described in Notes 4 and 5, the Company has several notes payable and notes receivable with related parties.

Note 8—Commitments

As mentioned in Note 7, the Company leases office and manufacturing facilities from related parties. The office lease agreement is on a month-to-month basis. The manufacturing facility lease expires in April 2020 and requires monthly payments of $7,500.

Note 9—Income taxes

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

Period ended September 30, 2018

Federal statutory income tax rate	21.0%
State income taxes, net of federal benefit	2.4%
Permanent differences	(0.2%)
Change in valuation allowance	(23.2%)
Provision for income taxes	0.0%

CURE BASED DEVELOPMENT, LLC
NOTES TO THE UNAUDITED FINANCIALSTATEMENTS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

Note 9—Income taxes (continued)

Significant components of the Company’s deferred income taxes are shown below:

September 30, 2018
Deferred tax assets:
Net operating loss carryforwards	$ 175,330
Interest expense	16,874
Charitable Contributions	8,424
Deferred tax liabilities:
Property and Equipment	68,509
Net deferred tax asset	132,119
Valuation allowance	(132,119)
Net deferred tax liability	$ -

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. The Company has a valuation allowance against the net deferred tax assets due to the uncertainty that such assets will be realized as the Company is in the early stages of its development

Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be applicable. For the period ending September 30, 2018 there were no uncertain tax positions taken by the Company and there are no liability reserves for uncertain tax positions.

Note 10—Subsequent even ts

In October 2018, the Company issued two Senior Convertible Promissory Notes in the amount of $500,000 each. Upon a change of control of the Company, as defined by the note agreement, each note has the option to either be fully repaid or converted to 2.5% of the issued and outstanding shares of the acquiring Company. The notes are due on September 30, 2019 and bear interest at a rate of 6%.

The Company has evaluated subsequent events through November 27, 2018, in connection with these financial statements, which is the date the financial statements were available to be issued. The Company is unaware of any other subsequent events requiring adjustments to, or disclosure in, the accompanying financial statements.

Report of Independent Auditor

To the Board of Managers
Cure Based Development, LLC
Charlotte, North Carolina

We have audited the accompanying financial statements of Cure Based Development, LLC (the “Company”), which comprise the balance sheets as of August 31, 2018 and December 31, 2017, and the related statements of operations and cash flows for the periods from January 1, 2018 to August 31, 2018 and August 3, 2017 (Inception) to December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cure Based Development, LLC as of August 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for the periods from January 1, 2018 to August 31, 2018 and August 3, 2017 (Inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP
Charlotte, North Carolina
November 27, 2018

CURE BASED DEVELOPMENT, LLC
BALANCE SHEETS

AUGUST 31, 2018 AND DECEMBER 31, 2017

	August 31,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$309,498	$181,762
Receivable from payment processor	486,082	-
Receivable – other	59,558	-
Note receivable – related party	50,000	-
Inventory	743,996	225,033
Total Current Assets	1,649,134	406,795

Property and equipment, net	581,631	104,257
Total Assets	$2,230,765	$511,052

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	$334,741	$-
Notes payable related party	1,298,500	3,500
Customer deposits from related party	265,000	-
Accrued expenses	203,920	15,724
Accrued expenses to related party	34,309	43,972
Total Current Liabilities	2,136,470	63,196

Members' Equity:
Contributed capital	$771,053	771,053
Accumulated deficit	(676,758)	(323,197)
Total Members' Equity	94,295	447,856
Total Liabilities and Members' Equity	$2,230,765	$511,052

The accompanying notes to the financial statements are an integral part of these statements.

CURE BASED DEVELOPMENT, LLC
STATEMENTS OF OPERATIONS

PERIODS FROM JANUARY 1, 2018 TO AUGUST 31, 2018 AND AUGUST 3, 2017 (INCEPTION) TO DECEMBER 31, 2017

	August 31,	December 31,
	2018	2017

Sales	$3,372,712	$354
Less returns and allowances	(92,703)	-
Net sales	3,280,009	354

Cost of sales	804,994	-
Gross profit	2,475,015	354

Operating expenses	2,778,976	323,551
Loss from operations	(303,961)	(323,197)

Interest expense	49,600	-
Net loss	$(353,561)	$(323,197)

The accompanying notes to the financial statements are an integral part of these statements.

CURE BASED DEVELOPMENT, LLC
STATEMENTS OF CASH FLOWS

PERIODS FROM JANUARY 1, 2018 TO AUGUST 31, 2018 AND AUGUST 3, 2017 (INCEPTION) THROUGH DECEMBER 31, 2017

	August 31,	December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$ (353,561)	(323,197)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	59,508	6,535
Stock issued for compensation	-	71,053
Changes in operating assets and liabilities:
Receivable from payment processor	(486,082)	-
Receivable – other	(59,558)	-
Note receivable – related party	(50,000)	-
Inventory	(518,963)	(225,033)
Accounts payable and accrued expenses	522,937	15,724
Customer deposits from related party	265,000	-
Accounts payable related party	(9,663)	43,972
Cash used by operating activities	(630,382)	(410,946)

Cash flows from investing activities:
Purchase of property and equipment	(536,882)	(110,792)
Cash used by investing activities	(536,882)	(110,792)

Cash flows from financing activities:
Proceeds from issuance of notes payable	1,429,000	3,500
Payments on notes payable	(134,000)	-
Contributed capital	-	700,000
Cash provided by financing activities	1,295,000	703,500

Net increase in cash	127,736	181,762
Cash and cash equivalents, beginning of period	181,762	-
Cash and cash equivalents, end of period	$ 309,498	$ 181,762

The accompanying notes to the financial statements are an integral part of these statements.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE FINANCIAL STATEMENTS

AUGUST 31, 2018 AND DECEMBER 31, 2017

Note 1—Organization and summary of significant accounting policies

Organization and Nature of Business – Cure Based Development, LLC. ("CBDMD", "we", "us", “our”, or the “Company”) is a Nevada limited liability corporation formed on August 3, 2017. CBDMD manufactures and distributes high quality cannabidiol extracted from hemp plants. The Company operates from their offices located in Charlotte, North Carolina. The Company’s fiscal year end is established as December 31.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates – The preparation of the Company's financial statements have been prepared in accordance with U.S. GAAP, and requires management to make estimates and assumptions that affect amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying financial statements include, but are not limited to, inventory valuation reserves, expected sales returns and allowances, and income taxes, including deferred tax valuation allowances and reserves for estimated tax liabilities. Actual results could differ from these estimates.

Cash and Cash Equivalents – For financial statements purposes, the Company considers all highly liquid investments with a maturity date of less than three months when purchased to be cash equivalents.

Receivable from Payment Processor – The Company primarily sells its products through the internet and has an arrangement to process customer payments with a third-party payment processor. The arrangement with the payment processor requires that the Company pay a fee of 5.95% of the transaction amounts processed. Pursuant to this agreement, there is a 14-day waiting period prior to reimbursement to the Company, as well as a calculated reserve which the payment processor holds back. At August 31, 2018, the receivable from payment processor included $206,677 for the waiting period amount and $279,405 for the reserve amount for a total receivable of $486,082. There were no outstanding amounts receivable from the payment processor at December 31, 2017.

Inventory – Inventory is stated at the lower of cost or net realizable value with cost being determined on a first-in first-out (FIFO) basis. The cost of inventory includes product cost, freight-in, and production labor and overhead. Write-offs of slow moving or damaged inventory are recorded based on management’s analysis of inventory levels, forecasted future sales volume and pricing, and through specific identification of obsolete or damaged products. We perform periodic inventory counts and assess inventory for slow moving products and potential impairments prior to applicable reporting periods.

Property and Equipment – Property and equipment items are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations expense as incurred. Depreciation is charged to expense over the estimated useful lives of the assets using the straight-line method. Generally, the useful lives are five years for manufacturing equipment and three years for leasehold improvements. The cost and accumulated depreciation of property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the statement of operations for the applicable period.

Customer Deposits – Customer deposits consist of payments received in advance of revenue recognition. Revenue is recognized as revenue recognition criteria are met.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE FINANCIAL STATEMENTS

AUGUST 31, 2018 AND DECEMBER 31, 2017

Note 1—Organization and summary of significant accounting policies (continued)

Revenue Recognition – The Company's policy in relation to product sales is to recognize revenue when persuasive evidence of an arrangement exists, shipping has occurred, the sales price is fixed or determinable and collection is probable. The Company records revenue from the sale of its products when risk of loss and title to the product are transferred to the customer, which is upon shipping. Net sales are comprised of gross revenues less expected product returns, trade discounts, and customer allowances. Although the Company does not have a formal return policy, from time to time the Company will allow customers to return certain products.  The Company records returns as a reduction in sales. There were no allowances for sales returns at August 31, 2018 and December 31, 2017.

Cost of Sales – Cost of sales includes costs associated with distribution, labor, materials, freight and manufacturing overhead, including depreciation. Cost of sales also includes the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s statements of operations when the product is sold and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of their net realizable value.

Advertising Costs – The Company expenses all costs of advertising and related marketing and promotional costs as incurred. The Company incurred approximately $691,662 and $28,999 in advertising and related marketing and promotional costs included in operating expenses during the period ended August 31, 2018 and the year ended December 31, 2017, respectively.

Shipping and Handling Fees and Costs – All fees billed to customers for shipping and handling are classified as a component of sales. All costs associated with shipping and handling are classified as a component of cost of goods sold.

Income Taxes – The Company filed an election with the Internal Revenue Service (“IRS”) where, as of
January 1, 2018, the Company would file income taxes as a C-corporation. Prior to January 1, 2018, as a Limited Liability Company, any federal or state income taxes were passed through to its members and, therefore, no provision for income taxes is included in the Company’s financial statements for the period ended December 31, 2017.

For the period ended August 31, 2018, the Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Accounting Standards Codification Topic 740, Accounting for Income Taxes, which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

U.S. GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain tax position that more likely than not would not be sustained upon examination by the IRS. Management has analyzed the tax positions taken by the Company, and has concluded that as of August 31, 2018, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the statements.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE FINANCIAL STATEMENTS

AUGUST 31, 2018 AND DECEMBER 31, 2017

Note 1—Organization and summary of significant accounting policies (continued)

Concentrations – Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company, from time to time, may have amounts on deposit in excess of the insured limits. The Company had uninsured balances at August 31, 2018 and December 31, 2017 of $59,498 and $0, respectively.

Note 2—Inventory

Inventory at August 31, 2018 and December 31, 2017 consists of the following:

	August 31,	December 31,
	2018	2017
Finished goods	$ 146,731	$ -
Inventory components	597,265	225,033
	$ 743,996	$ 225,033

Note 3—Property and equipment

Major classes of property and equipment at August 31, 2018 and December 31, 2017 consist of the following:

	August 31,	December 31,
	2018	2017
Manufacturing equipment	$ 329,732	$ 64,609
Leasehold improvements	105,662	46,183
Manufacturing equipment in transit	212,280	-
	647,674	110,792
Less accumulated depreciation	66,043	6,535
Net property and equipment	$ 581,631	$ 104,257

Depreciation expense was $59,508 and $6,535 for the period ended August 31, 2018 and year ended December 31, 2017, respectively.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE FINANCIAL STATEMENTS

AUGUST 31, 2018 AND DECEMBER 31, 2017

Note 4—Notes receivable – related party

In April 2018, the Company was issued notes in exchange for $210,000 from Edge of Business, LLC. Edge of Business, LLC owns 75.24% of the outstanding equity of the Company and is an affiliate of the CEO of the Company. Between May 2018 and August 2018, $180,000 of these notes receivable were collected by the Company leaving a $30,000 outstanding balance on August 31, 2018. The remaining $30,000 was collected by the Company on September 14, 2018.

On April 23, 2018, the Company was issued a note in exchange for $20,000 from an entity that is owned by a related party. This amount was outstanding on August 31, 2018. The outstanding balance of $20,000 was paid back on September 14, 2018.

Note 5—Notes payable – related party

The Company issued $718,500 of notes payable between November 2017 and August 2018 to Edge of Business, LLC, an affiliate of the CEO of the Company. The notes are due on demand and bear interest at a rate of a rate of 12%. As of August 31, 2018, $718,500 of the notes payable were outstanding and are recorded as a note payable – related party. As of December 31, 2017, $3,500 of the note payable was outstanding and is recorded as a note payable – related party.

On February 21, 2018, the Company issued a $20,000 note payable to an individual, who is the owner of CBD Now, LLC. CBD Now, LLC owns 4.75% of the outstanding equity of the Company. The note is due on February 20, 2019, but also includes an option for the note holder to elect to extend the maturity date to February 20, 2020. The note bears interest at a rate of 12%. As of August 31, 2018, $20,000 of the note payable was outstanding and is recorded as a note payable – related party.

On March 6, 2018, the Company issued a $60,000 note payable to Board Investor Group III. Board Investor Group III owns 14.25% of the outstanding equity of the Company. The note is due on March 5, 2019, but also includes an option for the note holder to elect to extend the maturity date to March 5, 2020. The note bears interest at a rate of 12%. As of August 31, 2018, $60,000 of the note payable was outstanding and is recorded as a note payable – related party.

On April 1, 2018, the Company issued a $500,000 note payable to an individual, who is the owner of CBD Now, LLC. The note is due on March 31, 2019, but also includes an option for the note holder to elect to extend the maturity date to March 31, 2020. The note bears interest at a rate of 12% and interest is paid monthly. As of August 31, 2018, $500,000 of the note payable was outstanding and is recorded as a note payable – related party.

Note 6—Members’ equity

The Company received $700,000 between July 2017 and December 2017 from three investors in exchange for LLC shares of the Company. This amount is recorded as contributed capital.

In November 2017, the Company entered into an agreement with the recently hired president and in connection with her employment, whereby the Company would issue member units that would amount to 5% of the outstanding equity of the Company. As a result of this agreement the Company issued 526,316 units which were valued at $71,053. This amount was recorded as a component of operating expenses for the period ended December 31, 2017.

CURE BASED DEVELOPMENT, LLC
NOTES TO THE FINANCIAL STATEMENTS

AUGUST 31, 2018 AND DECEMBER 31, 2017

Note 7—Related party transactions

During the eight month period ended August 31, 2018, the Company received $265,000 from Verdure Holdings LLC for future orders of the Company’s products. Verdure Holdings LLC is an affiliate of the CEO of the Company. This amount is recorded as customer deposits from related party on the accompanying balance sheet.

The Company leases office space and also is provided administrative and IT services from Data Tech
Systems, LLC. WMM LLC has majority ownership of Data Tech Systems, LLC. WMM LLC is an affiliate of the CEO of the Company and other Company shareholders. Total payments for the eight month period ended August 31, 2018 were $39,413 to Data Tech Systems, LLC. No payments were made to Data Tech Systems, LLC for the period ended December 31, 2017.

The Company leases its manufacturing facility from Wicker Minuet, an entity partially owned by a related party. Total payments to Wicker Minuet for the eight month period ended August 31, 2018 and period ended December 31, 2017 were $43,500 and $9,000, respectively.

As described in Notes 4 and 5, the Company has several notes payable and notes receivable with related parties.

Note 8—Commitments

As mentioned in Note 7, the Company leases office and manufacturing facilities from related parties. The office lease agreement is on a month-to-month basis. The manufacturing facility lease expires in April 2020 and requires monthly payments of $7,500.

Note 9—Income taxes

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

Period Ended
August 31, 2018
Federal statutory income tax rate	21.0%
State income taxes, net of federal benefit	2.4%
Permanent differences	(0.2%)
Change in valuation allowance	(23.2%)
Provision for income taxes	0.0%

CURE BASED DEVELOPMENT, LLC
NOTES TO THE FINANCIAL STATEMENTS

AUGUST 31, 2018 AND DECEMBER 31, 2017

Note 9—Income taxes (continued)

Significant components of the Company’s deferred income taxes are shown below:

August 31,
2018
Deferred tax assets:
Net operating loss carryforwards	$ 124,049
Interest expense	11,606
Charitable Contributions	8,424
Deferred tax liabilities:
Property and Equipment	62,032
Net deferred tax asset	82,047
Valuation allowance	(82,047)
Net deferred tax liability	$ -

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. The Company has a valuation allowance against the net deferred tax assets due to the uncertainty that such assets will be realized as the Company is in the early stages of its development

Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be applicable. For the period ending August 31, 2018 there were no uncertain tax positions taken by the Company and there are no liability reserves for uncertain tax positions.

Note 10—Subsequent events

In October 2018, the Company issued two Senior Convertible Promissory Notes in the amount of $500,000 each. Upon a change of control of the Company, as defined by the note agreement, each note has the option to either be fully repaid or converted to 2.5% of the issued and outstanding shares of the acquiring Company. The notes are due on September 30, 2019 and bear interest at a rate of 6%.

The Company has evaluated subsequent events through November 27, 2018, in connection with these financial statements, which is the date the financial statements were available to be issued. The Company is unaware of any other subsequent events requiring adjustments to, or disclosure in, the accompanying financial statements.

 Exhibit A

November 15, 2018

STRICTLY CONFIDENTIAL

The Special Committee of the Board of Directors Level Brands, Inc.
Attn: Mr. Seymour G. Siegel

Ladies and Gentlemen:

We understand that Level Brands, Inc., a Delaware corporation (“Level Brands”) has signed a letter of intent, as amended (together the “LOI”), to purchase all of the capital stock of Cure Based Development, LLC, a Nevada limited liability company doing business as cbdMD (“CBDMD”) from the members of CBDMD (the “Sellers”) whereby CBDMD would become a wholly owned subsidiary of Level Brands (the “Transaction”). The aggregate consideration to be paid by Level Brands to the Sellers in the Transaction, a portion of which will require shareholder approval for the issuance of more than 19.99% of the outstanding shares of common stock of Level Brands (“Shares”), shall include (a) 6,500,000 restricted Shares (the “Initial Share Consideration”), having a value of $25.7 million based on the volume weighted average price of $3.95 for the 20 day prior to the date hereof (the “Initial Share Consideration Value”); (b) 8,750,000 restricted Shares (the “Vesting Share Consideration” and together with the Initial Share Consideration, the “Fixed Consideration”), subject to a five year vesting schedule from the closing of the Transaction (the “Closing”), for an aggregate value of $34.6 million once fully vested; and (c) four tranches of Shares issuable upon the business of CBDMD achieving cumulative net revenue hurdles as of four marking periods over five years following the Closing, for a total of 15,250,000 Shares (the “Contingent Share Consideration”) and an aggregate value of $60.3 million, if fully earned. The Fixed Consideration and the Contingent Share Consideration are collectively referred to as the “Consideration.” Additionally, Level Brands will provide a $2 million loan to CBDMD following the signing of definitive documents for the Transaction. We understand that the Transaction is contingent upon, and the Closing will occur following, the passage of the 2018 Farm Bill including provisions removing hemp, and hemp products including CBD oil, from the list of Schedule I controlled substances.

You have requested our opinion (the “Opinion”), as investment bankers, as to the fairness of the consideration paid by Level Brands in connection with the Transaction from a financial point of view. Our Opinion therefore addresses only the fairness, from a financial point of view, of the consideration paid by Level Brands in the Transaction, and we do not express any views on any other terms of the Transaction, nor do we express an opinion about the fairness of the amount or nature of the compensation to any of Level Brands officers, directors, or employees, or class of such persons, relative to the compensation to the public shareholders of Level Brands. Specifically, we have not been requested to opine as to, and our Opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist.

In arriving at our Opinion, we have:

●
reviewed historical and projected financial information prepared by CBDMD and Level Brands management concerning CBDMD,

●
reviewed publicly available non-financial information concerning CBDMD;

●
conducted discussions with Level Brands and CBDMD senior management concerning CBDMD’s historical financial results, business prospects and projected financial information;

●
reviewed the LOI and analyzed the value of the Consideration;

●
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion, including discounted cash flow analyses;

●
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of CBDMD; and

●
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for the independent verification of such information, and we have further relied upon the assurances of Level Brands management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have also assumed that obtaining all regulatory approvals and third party consents, including the approval by Level Brands shareholders if applicable, required for the consummation of the Transaction will not have a materially adverse impact on Level Brands or on the anticipated benefits of the Transaction. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the LOI without any waiver, amendment or delay of any material terms or conditions thereof. In arriving at our Opinion, we did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CBDMD, nor were we furnished with any such evaluations or appraisals, other than the draft financial statements of CBDMD. We relied upon the assurances of Level Brands management that the audited financial statements of CBDMD will not materially differ from the draft versions. Our Opinion set forth herein is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date hereof without independent verification.

Level Brands has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion. We have been engaged by Level Brands to render this opinion and will receive a fee in connection therewith upon delivery of this opinion, which is not contingent upon the consummation of the Transaction. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Level Brands. We have in the past provided investment banking services to Level Brands, unrelated to the Transaction, for which services we have received compensation and certain of our employees provided investment banking services to Level Brands while working at a prior employer for which they received compensation. In connection with the past investment banking services provided to Level Brands, several of our employees own warrants to purchase common shares of Level Brands. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this Opinion. No limitations were imposed upon us by Level Brands with respect to the investigations made or procedures followed by us in rendering our Opinion.

Our Opinion is provided for the use and benefit of the Board of Directors of Level Brands and is rendered to the Board of Directors. This Opinion is not intended and does not constitute a recommendation as to any action the Board of Directors of Level Brands should take in connection with the Transaction or to any stockholder of Level Brands as to how a stockholder should vote with respect to the Transaction if, in fa,ct a shareholder vote is deemed necessary by Level Brands. Further, we express no opinion herein as to the structure, terms or effect of anyother aspect of the Transaction, including, without limitation, the tax, accounting or regulatory consequences thereof. This Opinion is not to be reprinted, reproduced or disseminated without our prior written consent, and is not to be quoted or referred to, in whole or in part, in connection with the Transaction or any other matter; provided that we understand and agree that if this Opinion is required pursuant to any applicable statute or regulation to be included in any materials to be filed with the Securities and Exchange Commission or mailed to the shareholders of Level Brands in connection with the Transaction, the Opinion may be reproduced in such materials only in its entirety, and any description of or reference to us or any summary of this Opinion in such materials must be in a form acceptable to and consented to in advance in writing by us, such consent not to be unreasonably withheld.

Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, and after approval from our Fairness Committee, we are of the opinion that, as of the date hereof, the consideration to be paid by Level Brands in connection with the Transaction is fair from a financial point of view.

Respectfully submitted,
ThinkEquity, a division of Fordham Financial Management, Inc.

Exhibit B

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: Level Brands, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

   Article 1. is hereby deleted in its entirety and replaced with the following:

   1. The name of the corporation is cbdMD, Inc.

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

   not applicable

4. The date of adoption of each amendment was as follows: The Board of Directors adopted the amendment on February 8, 2019 and the shareholders adopted the amendment on _______________, 2019.

5. (Check either a, b, c, or d, whichever is applicable)

   a. ☐ The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

   b. ☐ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

   c. ☐ The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.)*

   d. ☑ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

BUSINESS REGISTRATION DIVISION P. O. BOX 29622 RALEIGH, NC 27626-0622
(Revised July 2017) *(Form B-02)*

 B-1

ARTICLES OF AMENDMENT
Page 2

6. These articles will be effective upon filing, unless a delayed time and date is specified:

____

____

This the ______ day of ______________________, 20 19

Level Brands, Inc.
Name of Corporation

____
Signature

Mark S. Elliott/Chief Financial Officer and Chief Operating Officer
Type or Print Name and Title

NOTES:
1. Filing fee is $50. This document must be filed with the Secretary of State.

BUSINESS REGISTRATION DIVISION P. O. BOX 29622 RALEIGH, NC 27626-0622
(Revised July 2017) *(Form B-02)*

 B-2

LEVEL BRANDS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2019 ANNUAL MEETING OF SHAREHOLDERS –APRIL 19, 2019 AT 1:00 P.M.
CONTROL ID:
REQUEST ID:

The undersigned, a shareholder of Level Brands, Inc. (the "Company") hereby revoking any proxy heretofore given, does hereby appoint Mark S. Elliott, with power of substitution, for and in the name of the undersigned to attend the 2019 annual meeting of shareholders of the Company to be held at 4521 Sharon Road, Suite 450, Charlotte, NC 28211, on April 19, 2019 beginning at 1:00 p.m., local time, or any adjournment or postponement thereof, and there to vote, as designated below.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to________________.
INTERNET:	______________
PHONE:	______________

2019 ANNUAL MEETING OF THE SHAREHOLDERS OF LEVEL BRANDS, INC.		PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	To elect nine members to the board of directors	☐	☐
	Martin A. Sumichrast			☐
	Anthony K. Shriver			☐
	Seymour G. Siegel			☐
	Bakari Sellers			☐
	Gregory C. Morris			☐
	R. Scott Coffman			☐
	Peter J. Ghiloni			☐
	Scott G. Stephen			☐
	William F. Raines, III			☐
Proposal 2		FOR	AGAINST	ABSTAIN
	The ratification of the appointment of Cherry Bekaert LLP as the Company's independent registered public accounting firm	☐	☐	☐
Proposal 3		FOR	AGAINST	ABSTAIN
	To approve the Stock Issuances	☐	☐	☐
Proposal 4		FOR	AGAINST	ABSTAIN
	To approve the Name Change	☐	☐	☐
Proposal 5		FOR	AGAINST	ABSTAIN
	To approve the 2015 Plan Amendment	☐	☐	☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

The board of directors unanimously recommends that the shareholders vote "FOR" proposals 1, 2, 3, 4 and 5.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” PROPOSALS 1, 2, 3, 4 AND 5. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):
_____________________________
_____________________________
_____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2019

(Print Name of Shareholder and/or Joint Tenant)

(Signature of Shareholder)

(Second Signature if held jointly)